   As filed with the Securities and Exchange Commission on December 28, 2001

                                               Registration No. 333-____________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                        _______________________________

                                   FORM SB-2
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                        _______________________________

                              COLOR IMAGING, INC.
                (Name of Small Business Issuer in Its Charter)
                             ____________________

           Delaware                           3861                            13-3453420
   (State or Jurisdiction of      (Primary Standard Industrial       (IRS Employer Identification
Incorporation or Organization)     Classification Code Number)                 Number)

                             ____________________

                4350 Peachtree Industrial Boulevard, Suite 100
                            Norcross, Georgia 30071
                                (770) 840-1090
         (Address and Telephone Number of Principal Executive Offices)

                             ____________________

                  Michael W. Brennan, Chief Executive Officer
                              Color Imaging, Inc.
                4350 Peachtree Industrial Boulevard, Suite 100
                            Norcross, Georgia 30071
                                (770) 840-1090
           (Name, Address and Telephone Number of Agent for Service)

                             ____________________

                                  Copies to:
                           Gerald M. Chizever, Esq.
                            Kresimir Peharda, Esq.
                  Richman, Mann, Chizever, Phillips & Duboff
                      9601 Wilshire Boulevard, Penthouse
                        Beverly Hills, California 90210
                     (310) 274-8300; Fax: (310) 274-2831)

                             ____________________

       Approximate Date of Commencement of Proposed Sale to the Public:
   As soon as practicable from time to time after the effective date of this registration statement.

                             ____________________

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum       Proposed Maximum
      Title of Each Class          Amount To Be      Offering Price       Aggregate Offering       Amount Of
of Securities to be Registered      Registered         Per Share               Price (1)         Registered Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value        5,410,532           $ 3.10                $16,772,649            $4,010
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based on the average of the bid and ask price per share of Common Stock of the registrant as reported on the OTC Bulletin Board on December 24, 2001.
                          __________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                               5,410,532 SHARES

                              COLOR IMAGING, INC.

                                 COMMON STOCK

Our selling stockholders (the "Selling Stockholders") are offering to sell up to 5,410,532 shares of our common stock (the "Stock"). We are not offering or selling any of the Stock. The Selling Stockholders may sell the Stock on the open market at market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Stock nor pay any broker commissions in connection with such sales. Our common stock is quoted on the OTC Bulletin Board under the symbol CIMG. On December 24, 2001, the closing price of our stock was $ 3.40 per share.


                           _________________________


                You should carefully consider each of the risk factors described under RISK FACTORS beginning on page 3 of this prospectus.

                           _________________________


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
           Any representation to the contrary is a criminal offense.

                           _________________________


               The date of this prospectus is December   , 2001

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
SUMMARY......................................................................................    1

FORWARD-LOOKING STATEMENTS...................................................................    3

RISK FACTORS.................................................................................    3

USE OF PROCEEDS..............................................................................    7

THE COMPANY..................................................................................    8

PROPERTY.....................................................................................   14

LEGAL PROCEEDINGS............................................................................   14

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS......................................   14

MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................................   14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................................   18

EXECUTIVE COMPENSATION.......................................................................   20

SECURITY OWNERSHIP OF CERTAIN PERSONS........................................................   22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................................   24

DESCRIPTION OF SECURITIES OFFERED............................................................   24

SELLING STOCKHOLDERS.........................................................................   26

PLAN OF DISTRIBUTION.........................................................................   28

LEGAL MATTERS................................................................................   29

INDEMNIFICATION..............................................................................   29

FURTHER INFORMATION..........................................................................   29

FINANCIAL STATEMENTS.........................................................................  F-1

                               PROSPECTUS SUMMARY

  You should read this summary together with the other information contained in other parts of this prospectus and the documents which are incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. We will provide copies of documents incorporated by reference to you upon request and without cost to you.

The Company

  We develop, manufacture and market products used in electronic printing, analog and digital copiers and high-speed digital printing in real-time directly on web presses. We conduct our business through two separate operating units, Color Image, Inc. (Color) and Logical Imaging Solutions, Inc. (Logical). Color develops, purchases from others and markets electronic printing products, including black text, magnetic ink character recognition (MICR) and specialty toners, photoreceptors and imaging drums and other parts and accessories. Logical designs, manufactures and integrates components made by third parties into a complete printing system and offers technical support and supplies in connection therewith that allows commercial printers to digitally process and print variable data and images at very high speeds directly on commercial offset web presses.

Color

  Since 1989, Color has developed and manufactured products used in electronic printing. Color formulates and produces black text and specialty toners, including color and MICR toners for numerous laser printers. Color toners permits the printing of a wide range of user-selected colors and also the full process color printing of cyan, yellow, magenta and black ("cymk"). MICR toners enable the printing of magnetic characters which are required for the high-speed processing of checks and other financial documents. Color also supplies other consumable products used in electronic printing, including toner cartridges, cartridge components, photoreceptors and imaging drums.

  Color has continually expanded its product line and manufacturing capabilities. This expansion has led to the creation of more than 130 different black text, color, MICR and specialty toner formulations, including aftermarket toners and imaging products for printers and facsimile machines manufactured by Brother(TM), Canon(TM), Delphax(TM), Hewlett Packard(TM), IBM(TM), Lexmark(TM), Sharp(TM), Xerox(TM), Minolta(TM), Mita(TM), Panafax(TM), Pentax(TM), Pitney Bowes(TM), Epson(TM), Fuji-Xerox(TM), Toshiba(TM), Kyocera(TM), Okidata(TM), Panasonic(TM), and printing systems developed by Logical. Color also manufacturers and or markets toners for use in Ricoh, Sharp(TM), Xerox(TM) and Cannon(TM) copiers. Color also offers product enhancements, including imaging supplies that enable standard laser printers to print MICR. Color markets its branded products directly to Original Equipment Manufacturers ("OEMs") and its aftermarket products worldwide to distributers and remanufacturers of laser printer toner cartridges and to dealers and distributers of copier products.

Logical

  Logical designs and manufactures a complete printing system, SOLUTION2000, to commercial printers. When installed directly on an offset printing press, the SOLUTION2000 expands printing capabilities to include variable data and images text together with bar codes, MICR and unlimited alphanumeric sequencing. These functions allow commercial printers to digitally process and print variable data at extremely high speeds. Since its founding in 1993, Logical's development efforts have focused on creating a revolutionary high-speed digital variable data printing system for commercial printing applications that combines software, hardware and consumable products. Logical also offers a full line of consumable products, including toners, print cartridges and toner fusing assemblies. Our strategy is to continually build a base of printer systems that will generate a recurring demand for these high margin consumable products.

  Logical is developing and intends to beta test the DigitalColorPress, a Solution series of printing systems incorporating color printing capabilities in the first quarter of 2002. The DigitalColorPress can print variable data in color at speeds exceeding 250 pages-per-minute, which we believe represents an attractive alternative for high-speed offset printing applications. In addition, we intend to market Logical's DigitalColorPress color printing system during 2002 as an enhancement to existing Solution series installations and as an upgrade alternative to the current users of existing electron beam imaging printing systems.

The Offering

  This prospectus concerns an offering of up to 5,410,532 shares of our common stock (the "Stock") by certain of our current stockholders (the "Selling Stockholders"). We are not offering or selling any of the Stock. We have registered this offering in compliance with registration rights which we granted to the Selling Stockholders when we sold the Stock to them. The Selling Stockholders are not required to sell the Stock; sales of the Stock are entirely at the discretion of the Selling Stockholders. The Selling Stockholders may sell the Stock either on the open market at market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. The Stock may not be sold publicly other than into the public market in ordinary brokerage transactions. We will not receive any of the proceeds of sale of the Stock nor will we pay any broker commissions in connection with such sales. Our common stock is quoted on the OTC Bulletin Board under the symbol CIMG. On December 24, 2001, the closing price for our stock was $3.40 per share. We will pay the costs of registering the offer and sale of the Stock with the Securities and Exchange Commission (the "SEC") and any required state securities agencies.

Common Stock Offered by the Selling Stockholders............................................     5,410,532 Shares

NASDAQ OTC Bulletin Board Symbol.........................................................................    CIMG

                  Michael W. Brennan, Chief Executive Officer
                              Color Imaging, Inc.
                 4350 Peachtree Industrial Boulevard, Suite 100
                            Norcross, Georgia 30071
                                 (770) 840-1090

                                  RISK FACTORS

  Investing in our common stock involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our common stock may decline.

Factors That May Affect Future Results and Information Concerning Forward - Looking Statements

  Statements contained in this prospectus which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by the use of forward-looking terms such as "believes," "expects," "may", "will," "should" or "anticipates" or by discussions of strategy that involve risks and uncertainties. From time to time, we have made or may make forward-looking statements, orally or in writing. These forward-looking statements include statements regarding anticipated future revenues, sales, operations, demand, competition, capital expenditures, credit arrangements, and other statements regarding matters that are not historical facts, involve predictions which are based upon a number of future conditions that ultimately may prove to be inaccurate. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon our business. We cannot predict whether future developments affecting us will be those anticipated by management, and there are a number of factors that could adversely affect our future operating results or cause our actual results to differ materially from the estimates or expectations reflected in such forward-looking statements, including without limitation, those discussed in the sections titled "The Company" and "Management's Discussion and Analysis" and the factors set forth below:

Risks related to our business:

  We anticipate that we may need to raise additional capital to expand our operations.

  Our failure to raise additional capital will significantly limit our ability to conduct marketing activities and generate revenues. To conduct research and development, manufacturing and marketing activities and generate revenues, we may be required to raise additional funds. We may not be able to obtain additional financing at commercially reasonable rates, or at all. Our failure to obtain additional funds would significantly limit or eliminate our ability to conduct the foregoing activities. We anticipate that we may seek additional funding through public or private sales of our securities. That could include financing through equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us, or at all. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations, research and development or expansion.

  The success of our business depends on a limited number of suppliers approved by our customers.

  Our products incorporate technologies that are available from a limited number of suppliers which have been approved by certain of our customers. For the nine months ended September 30, 2001, we purchased 54% of our raw materials, components and supplies from a single supplier. If we are unable to obtain raw materials and components from this supplier, product shipments could be prevented or delayed, which could result in a loss of sales. If we are unable to fulfill existing orders or accept new orders because of a shortage of raw materials and components, we will likely lose revenues and risk losing customers.

  The success of our business depends on a limited number of customers.

  In the nine months ended September 30, 2001, three customers accounted for 45% of our net sales. We do not have contracts with these customers and all of our sales to them are made through purchase orders. While our products typically go through our customer's required qualification process, which we believe gives us an advantage over other suppliers, this does not guarantee that the customer will continue to purchase from us. The loss of any of these customers, including through an acquisition or other business combination could have a substantial and adverse effect on our business. We have in the past, and may in the future, lose one or more of our major customers. If we do not sell products or services to our customers in the quantities anticipated, or if a major customer terminates its relationship with us, market perception of our products and technology, our growth prospects, and our financial condition and results of operation could be harmed.

  Our success is dependent on our ability to successfully develop or acquire from third parties products that can be commercialized and that achieve market acceptance.

  The challenges we face in implementing our business model include establishing market acceptance of our existing products and services and successfully developing or acquiring new product lines. To implement our business model, we must successfully commercialize the products that we are currently developing, including magnetic ink characters
(MICR) toners used on checks and other financial documents, toners for digital printers and copiers and our high-speed digital electron beam imaging (EBI) black text and color printing system. While we have successfully developed toners in the past and are in the late stages of developing and testing several new toners and prototypes of the EBI system, we have not commercialized many of the toners that we are developing or begun commercial manufacturing of the EBI system. If we fail to successfully commercialize these products or these products fail to achieve market acceptance, our financial condition and results of operation would be harmed.

     Our success is dependent on our ability to utilize available manufacturing capacity.

     We recently expanded our manufacturing capacity by acquiring new manufacturing equipment. We intend to continue to expand capacity [by acquiring additional manufacturing equipment] through the end of the first quarter of 2002. To fully utilize these new additions to the factory, new formulations for toner have to be developed specifically for manufacture on this new equipment. While we have been successful in developing formulas for new equipment in the past, our continued success will be dependent on our ability to develop additional formulations and manufacture the toners with the new equipment to achieve a reduction in production costs. We cannot assure you that we will be successful in developing all of the formulations needed in the future or that we will be able to manufacture toner at a lower production cost on a regular basis or that such products will achieve market acceptance. If we are not successful, or if our historical business declines as the result of our efforts in this area, our business will be materially and adversely affected.

     We intend to grow our business through an acquisition strategy that may prove unsuccessful.

     We intend to pursue acquisitions of businesses or technologies that management believes complement or expand our existing business. Acquisitions of this type involve a number of risks, including the possibility that the operations of any business that we acquire will be unprofitable or that management attention will be diverted from the day-to-day operation of our existing business. An unsuccessful acquisition could reduce our margins or otherwise harm our financial condition, by, for example, impairing our liquidity and causing non-compliance with our financial covenants. In addition, any acquisition could result in a dilutive issuance of equity securities, the incurrence of debt or the loss of key employees. Certain benefits of any acquisition may depend on us taking one-time or recurring accounting charges which may be material. We cannot predict whether any acquisition undertaken by us will be successfully completed or, if one or more acquisitions are completed, whether the acquired assets will generate sufficient revenue to offset the associated costs or other adverse effects.

     Our success depends on our ability to develop or acquire intellectual property rights.

     Our success depends in part on our ability to develop proprietary toner formulas and manufacturing processes, obtain patents, copyrights and trademarks, maintain trade secret protection and operate without infringing the proprietary rights of others. Current or future claims of intellectual property infringement could prevent us from obtaining technology of others and could otherwise adversely affect our operating results, cash flows, financial position or business, as could expenses incurred by us in enforcing our intellectual property rights against others or defending against claims that our products infringe the intellectual property rights of others.

     We have a limited combined operating history and may be unable to maintain profitability.

     We have a limited combined operating history. Our prospects for success are subject to risks frequently encountered by new companies. Until June 2000, Color Image, Inc., now merged with and into the Company as of December 31, 2000, and Logical Imaging Solutions, Inc., our primary operating businesses, were operated as independent entities. We may be unable to successfully integrate the operations of these entities or institute the controls, systems and procedures, including accounting and financial reporting systems, necessary to maintain profitability. While our management team has substantial business experience, it lacks experience in managing all of our business operations as a single unit. Accordingly, we may be unable to effectively implement our growth strategy.

     Acts of domestic terrorism and war have impacted general economic conditions and may impact our industry and our ability to operate profitably.

     On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. On October 7, 2001, the United States launched military attacks on Afghanistan. As a result of those terrorist acts and acts of war, there has been a disruption in general economic activity. The demand for printing products and services may decline as layoffs in the transportation and other industries affect the economy as a whole. There may be other consequences resulting from those acts of terrorism, including civil disturbance, war, riot, epidemics, public demonstration, explosion, freight embargos, governmental action, governmental delay, restraint or inaction, quarantine restrictions, unavailability of capital, equipment, personnel, which we may not be able to anticipate. These terrorist acts and acts of war may continue to cause a slowing of the economy, and in turn, reduce the demand for printing products and services, which would harm our ability to make a profit. We are unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide on the U.S. economy, on us or on the price of our common stock.

     We depend on the efforts and abilities of certain of our officers and directors to continue our operations and generate revenues.

     Our success depends to a significant extent on the continued services of senior management and other key personnel. While we do have employment, non-compete and confidentiality agreements with our executive officers and certain other key individuals, these agreements may be terminated by either party upon giving the required notice. The loss of the services of any of our executive officers or other key employees could harm our business. Our success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for qualified employees in the industries in which we operate is intense. If we fail to hire and retain a sufficient number of qualified employees, our business will be adversely affected.

     Compliance with government regulations may cause us to incur unforeseen expenses.

     Our black text, color and MICR toner supplies and manufacturing operations are subject to domestic and international laws and regulations, particularly relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for treatment, storage and disposal of solid and hazardous wastes. In addition, we are subject to Federal and State regulations for storm water discharge, and as a requirement of the State of Georgia have developed and implemented a Storm Water Pollution Prevention Plan. We are also required to have permits from governmental agencies in order to conduct various aspects of our business. Compliance with these laws and regulations has not in the past had a material adverse affect on our capital expenditures, earnings or our competitive position. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have a material adverse affect on our operations.

     We sell a significant portion of our products internationally, which exposes us to currency fluctuations and other risks.

     We sell a significant amount of our products to customers outside of the United States. International sales accounted for 20.5% of our net sales in the nine months ended September 30, 2001 and 10.8% in the fiscal year ended December 31, 2000. We expect that shipments to international customers will continue to account for a material portion of our net sales. Sales outside the United States involve risks, including: the imposition of tariffs, quotas or taxes by foreign governments, political and economic instability may reduce demand for our product, restrictions on the export or import of technology may reduce or eliminate our ability to sell in certain markets, and potentially limited intellectual property protection may cause us to refrain from selling in certain markets. Most of our products are priced in U.S. dollars, but because we do sell products in Europe denominated in Euros, fluctuations in the Euro could also cause our products there to become less affordable or less competitive or we may sell some products at a loss to otherwise maintain profitable business from a customer. We cannot assure you that these factors will not have a material adverse effect on our international sales and would, as the result, adversely impact our results of operation and financial condition.

     Our quarterly operating results fluctuate as a result of many factors.

     Our quarterly operating results fluctuate due to various factors. Some of these factors include the mix of products sold during the quarter, the availability and costs of raw materials or components, the costs and benefits of new product introductions, and customer order and shipment timing. Because of these factors, our quarterly operating results are difficult to predict and are likely to vary in the future.

Risks relating to our industry:

     We operate in a competitive and rapidly changing marketplace.

     There is significant competition in the toner and consumable products, and color printing systems industries in which we operate. In addition, the market for digital color printers and copiers and related consumable products is subject to rapid change. Many of our competitors, both the original equipment manufacturers and other after market firms, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. These competitors may be able to devote substantially more resources to developing their business than we can. Our ability to compete depends upon a number of factors, including the success and timing of product introductions, our marketing and distribution capabilities and the quality of our customer support. Some of these factors are beyond our control. In addition, competitive pressure to develop new products and technologies could cause our operating expenses to increase substantially.

     Our products have short life cycles and are subject to frequent price reductions.

     The markets in which we operate are characterized by rapidly evolving technologies, frequent new product introductions and significant price competition. Consequently, our products have short life cycles, and we must frequently reduce prices in response to product competition. Our financial condition and results of operations could be adversely affected if we are unable to manufacture new and competitive products in a timely manner. Our success depends on our ability to develop and manufacture technologically advanced products, price them competitively, and achieve cost reductions for existing products. Technological advances require sustained research and development efforts, which may be costly.

     Our financial performance depends on our ability to successfully manage our inventory levels, which is affected by factors that may be beyond our control.

     Our financial performance depends in part on our ability to manage our inventory levels to support the needs of new and existing customers. Our ability to maintain appropriate inventory levels depends on factors that may be beyond our control, including unforeseen increases or decreases in demand for our products and production and supply difficulties. Demand for our products can be affected by product introductions or price changes by our competitors or us, the life cycle of our products, or delays in the development or manufacturing of our products. Our operating results and ability to increase the market share of our products may be adversely affected if we are unable to address inventory issues on a timely basis. In addition, competitive pressure to develop new products and technologies could cause our operating expenses to increase substantially.

Risks relating to owning our common stock:

     Our officers, directors and principal stockholders own approximately 48% of our outstanding shares of common stock, allowing these stockholders to control matters requiring approval of our stockholders.

     As a result of such ownership as of December 2001 by our officers, directors and principal stockholders, investors will have limited control over matters requiring approval by our stockholders, including the election of directors. Such concentrated control may also make it difficult for our stockholders to receive a premium for their shares of our common stock in the event we enter into transactions which require stockholder approval. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

     Exercise of warrants and options will dilute existing stockholders and could decrease the market price of our common stock.

     As of December 27, 2001, we had issued and outstanding 11,124,175 shares of common stock and outstanding warrants and options to purchase 1,145,102 additional shares of common stock. In addition, we have agreed to issue up to 500,000 warrants to purchase our common stock to Wall Street Consulting, Corp, one of our Selling Stockholders, in connection with the resale of common stock it has purchased from us. The existence of these warrants and options may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

     Our ability to raise additional capital through the sale of our stock may be harmed by competing resales of our common stock by the Selling Stockholders.

     The price of our common stock could fall if the Selling Stockholders sell substantial amounts of our common stock. These sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the Selling Stockholders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the Selling Stockholders are selling their shares of common stock.

     Our common stock is listed on the Over-The-Counter Bulletin Board, which may make it more difficult for you to sell your shares and may cause the market price of our common stock to decrease.

     Because our common stock is listed on the Over-The-Counter (OTC) Bulletin Board, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on NASDAQ or a national securities exchange, like the American Stock Exchange.

     Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

     . progress of our products through development and marketing;

     . announcements of technological innovations or new products by us or our competitors;

     . government regulatory action affecting our products or our competitors' products in both the United States and foreign countries;

     .    developments or disputes concerning patent or proprietary rights;

     .    actual or anticipated fluctuations in our operating results;

     .    the loss of key management or technical personnel;

     .    the loss of major customers or suppliers;

     .    the outcome of any future litigation;

     .    changes in our financial estimates by securities analysts;

     .    fluctuations in currency exchange rates;

     . general market conditions for emerging growth and technology companies;

     .    broad market fluctuations;

     .    recovery from natural disasters; and

     .    economic conditions in the United States or abroad.

     While we reassesses material trends and uncertainties affecting our financial condition and results of operations in connection with the preparation of our quarterly and annual reports, we do not intend to review or revise, in light of future events, any particular forward-looking statement contained in this prospectus.

     The information referred to above should be considered by investors when reviewing any forward-looking statements contained in this report, in any of our public filings or press releases or in any oral statements made by us or any of our officers or other persons acting on our behalf. The important factors that could affect forward-looking statements are subject to change, and we do not intend to update the foregoing list of certain important factors. By means of this cautionary note, we intend to avail itself of the safe harbor from liability with respect to forward-looking statements that is provided by Section 27A and Section 21E referred to above.

                                USE OF PROCEEDS

     The Selling Stockholders will receive all of the proceeds from selling the Stock. We will not receive any sales proceeds. Some of the shares to be sold are already owned by the Selling Stockholders, and the remainder are issuable to them upon exercise of warrants. See the table in "Selling Stockholders." We would receive the proceeds of sale upon the exercise of these warrants. The total amount we would receive if all of these warrants were exercised is approximately $2,776,000 (assuming that warrant holders do not utilize a cashless exercise). This includes approximately $1,000,000 from exercise of warrants which are issuable to Wall Street Consulting Corp. in connection with this offering. We have not made any plans for use of these proceeds other than to add them to working capital.

THE COMPANY

Overview

     Color Imaging, Inc., formerly known as Advatex Associates, Inc. ("Advatex"), was incorporated in Delaware in 1987. Prior to the merger involving Color Image, Inc. ("Color") and Logical Imaging Solutions, Inc. ("Logical"), Advatex was a reporting public company, inactive since 1993. As a result of this merger, Color and Logical became our wholly owned subsidiaries. On July 7, 2000, pursuant to a vote of our stockholders, we changed our name to Color Imaging, Inc. On December 31, 2000 Color Image, Inc. was merged with and into Color Imaging, Inc.

     We develop and manufacture products used in electronic printing, analog and digital copiers and high-speed digital printing in real-time directly on web presses. We conduct our business through two separate operating units, Color Imaging, Inc. (Color) and Logical Imaging Solutions, Inc. (Logical). Color develops and markets electronic printing products, including black text and specialty toners, toner cartridges, photoreceptors and imaging drums. Logical designs and manufactures a complete printing system that allows commercial printers to digitally process and print variable data at extremely high speeds-on existing offset web presses.

     Logical is developing and intends to beta test the Solution series of spot color printing systems by the first quarter of 2002. The Solution series can print variable data in color at speeds exceeding 250 feet-per-minute, and, we believe, represents an attractive alternative for high-speed offset printing applications. In addition, we intend to market Logical's DigitalColorPress (DCP) color printing system during 2002 as a stand-alone product and as an upgrade alternative to the hundreds of current users of existing electron beam imaging
(EBI) printing systems.

     During the third quarter of 2001, we completed developmental testing of our digital EBI color toning system and are preparing to beta test this system at two commercial printing installations during the first quarter of 2002. We anticipate that these presses will be capable of printing computer driven high-speed digital variable data color applications directly on an unmodified commercial offset press.

     In addition, during the third quarter, we successfully finished the engineering evaluation of a new print head configuration for EBI printing. This print head (patent pending) incorporates a proprietary curved surface and, when printing on an imaging cylinder, generates a more uniform dot than prior technology. Accompanying the development of the print head was the introduction of an enhanced black text toner designed for duplex EBI printing applications. We intend to have both of these products available for delivery during the first quarter 2002. We believe that initial sales of our color toning systems and related color, for spot or enhanced printing, or non-magnetic black text toner will be into the EBI installed base of Delphax Printing Systems, their OEMs and our existing EBI customers. The existing EBI market is limited and will require us to identify additional potential customers who do not now have this technology and need either digital printing capability or the added capability of variable text spot color on their web press.

Market Overview

     Commercial offset presses print fixed data from printing plates which are prepared prior to the printing process and every printed item or page is a replication. Offset printing is further characterized by full cymk color printing and print rates around and exceeding 500 pages per minute. Offset printed products include; newspapers, books, stationary, forms, brochures, advertising materials, etc. Data processing printers are responsible for variable data printing, primarily black text, which can produce an unlimited stream of variable data or images and at typical print rates of 150 pages per minute. We believe that the value of the printed materials produced by commercial printers market was approximately $160 billion in 2000. We also believe that the 2000 market for press and data processing printing equipment was approximately $7 billion.

     Color's market for imaging products is the installed base of electronic printing devices; laser printers and facsimile machines and analog and digital copiers. Color competes within this market with products supplied by the OEM manufacturer of the electronic printing device and with other suppliers of aftermarket imaging products. Additional products in this category include enhancement products that extend the capabilities of the OEM's product, such as MICR toners which enable the printing of magnetic characters on checks and other financial documents. Products are marketed on an OEM-basis directly to several worldwide suppliers of imaging products and sold to end-users through a distributor network. We believe that the worldwide aftermarket for imaging products during 2001 will be approximately $1.25 billion with an annual growth rate of 15 percent per annum.

     Logical's market for printing systems, upgrades and consumable products is our installed base of Solution series printing systems. Each of these systems represents an opportunity to upgrade to a DigitalColorPress, and represents a continued and expanding revenue source for our evolving line of consumable products. Logical's long-term objective is to provide an upgrade option for offset commercial presses that replaces the conventional printing plate and inking processes with a computer controlled pre-press and on-press production color printing capability.

Strategy

     Our objective is to become the leading independent supplier of imaging products and to alter the landscape in the commercial printing industry by providing a faster and more economical method of high-speed color production printing.

     The key elements of our strategy with regard to imaging products include expanding our toner product offerings, increasing vertical integration by supplying complete toner and cartridges subsystems, capitalizing on the expertise of producing speciality toners, exploiting the efficiencies associated with the investment in our new manufacturing facilities and expanding into new geographic markets.

     Color's development of new toner products is focused on providing an aftermarket product for electronic printing devices that achieves a high level of market acceptance. We endeavor to offer equivalent toner products with equal print quality, but price positioned under the OEM's toner product.

     Color is committed to increasing the value added to our toner products by providing a "plug-compatible" product for the end-user. We believe that by developing toner cartridges and canisters for specific electronic printing or copying devices and integrating those subsystems with our toners the market for our toner products will expand. We also believe that this approach will increase our gross margins.

     Color will continue to emphasize its high margin speciality toner capability, primarily color and MICR toners, while providing lower margin black text toners in commodity bulk to a number of large customers. The bulk quantity of black text toners are required to maximize the efficiencies of our total "from raw materials to finished product" manufacturing cycle and justify the capital investment in our production equipment. The availability of this complete manufacturing process and equipment allows for the continued expansion of speciality toner products.

     Color believes that significant opportunities for imaging product sales exist and will continue to develop in the Asian market. Further, there are opportunities for production efficiencies due to shipping, storage and employment costs if toner products are either sourced or manufactured in Asia for the Asian market. Color is currently exploring the possibility of both expanding into the Asian market and establishing a manufacturing facility in China.

     Logical's strategy is to provide a continuing series of software, hardware and consumable products for the existing base of commercial printers employing Electron Beam Imaging ("EBI") printing on their offset web presses. This product strategy envisions replacement of those offset web press by the DigitalColorPress, which will bring full digital color printing capabilities at press speeds, with the advantages of a data processing operation and elimination of all conventional pre-press functions. Logical intends is to continue to place production printing equipment in service thereby creating a market for our consumable products.

Color

     Since 1989, Color has developed and manufactured products for use in facsimile, printer and copier applications, used by consumers with their personal computers and by business as standalone and networked devices. More specifically, Color formulates and produces black text and specialty toners, including color and magnetic ink characters (MICR), which are used on checks and other financial documents, used in the above devices. Color also supplies other consumable products used in electronic printing, including toner cartridges, cartridge components, photoreceptors and imaging drums. These products are generally considered the consumables of the printing devices that need to be replaced periodically as they are either used up or wear out in order for the printing device to continue to function. As the result, there is continuing demand for these products in the marketplace, and the original manufacturer of the electronic device and after market companies, such as Color, compete for these sales. In addition to new and replacement print cartridges and parts produced by OEMs, remanufactured cartridges and new after market print cartridges, toner and parts all compete in the market.

     Color has continually expanded its product line and manufacturing capabilities. This expansion has led to the creation of more than 130 different black text, color, MICR and specialty toner formulations, including aftermarket toners and imaging products for printers and facsimile machines manufactured by Brother(TM), Canon(TM), Delphax(TM), Hewlett Packard(TM), IBM(TM), Lexmark(TM), Sharp(TM), Xerox(TM), Minolta(TM), Mita(TM), Panafax(TM), Pentax(TM), Pitney Bowes(TM), Epson(TM), Fuji-Xerox(TM), Toshiba(TM), Kyocera(TM), Okidata(TM), Panasonic(TM), and printing systems developed by Logical. Color also manufactuers toner for use on Ricoh(TM), Sharp(TM), and Xerox(TM) copiers and markets toners used in Canon(TM) copiers. Color also offers product enhancements, including imaging supplies that enable standard laser printers to print MICR. Color markets its branded products directly to Sub-Original Equipment Manufacturers MICRizing digital printer. Color markets its aftermarket products worldwide to distributers and remanufacturers of laser printers toner cartridges and to dealers and distributers for copier toner products. Remanufacturers, or "rechargers," purchase after market toner, cartridge and cartridge components to remanufacture the "used" OEM's cartridge. The remanufactured print cartridge is usually less expensive than the OEM's, which is accepted by many users as a low cost alternative even if the print quality does not always match that of the OEM.


Logical

     Since its founding in 1993, Logical's development efforts have focused on creating a unique high-speed digital variable data printing system for commercial printing applications that combines software, hardware and consumable products. Logical designs and manufactures a complete printing system, SOLUTION2000, marketed to commercial printers. The SOLUTION2000 system is comprised of CREATE! software, the computer operating system and the print engine. When installed directly on an offset printing press, the SOLUTION2000 system expands printing capabilities to include variable data such as text, images, bar codes, MICR characters and unlimited alphanumeric sequencing. These functions allow commercial printers to do what was not previously possible digitally process and print variable data at extremely high speeds directly on the web press without employing an additional post-press operations. Unlike commercial press printing where each page is the same, variable data printing involves printing documents where each page may contain completely different data than any other page. The commercial printing system market includes printers, both print for profit and in-house printing organizations, that print everything from manuals, brochures, books, tags, tickets, labels and transactional and financial documents like invoices, statements and checks to advertising material.

     Logical's product line includes software, hardware and consumable products. Our operating software, Create!, allows the commercial printer to create any type of form, tag, ticket or label and control the printing process on the press. Create! operates in a WindowsNT(TM) environment, enabling the user to create, edit, store, distribute, proof and download documents in any industry-standard format. Logical's companion hardware product is a proprietary Printer Control Unit (PCU), which incorporates the latest microprocessor technology, and provides digital imaging capability as well as the ability to simultaneously control multiple print engines. Logical's Solution series of printing systems integrates Create! and the PCU in real-time digital printing technology and features a non-impact, EBI printing process that offers imaging rates exceeding 1,000 pages-per-minute.

     Logical also offers a full line of consumable products, black text and MICR toners, print cartridges and toner fusing assemblies. Our strategy is to continually build a base of printer systems that will generate a recurring demand for these high margin consumable products.

     Logical is presently developing the DigitalColorPress ("DCP"), a Solution series of printing systems for variable data color printing at speeds exceeding 250 pages-per-minute, as an alternative to existing high-speed offset printing applications. We intend to beta test the DCP by the first quarter of 2002 and we intend to market it in 2002. In addition, Logical will offer its DCP system to production printing sites worldwide and as an upgrade alternative to the hundreds of current users of EBI technology. Logical's Solution color series of EBI printers will permit the commercial printer to add variable data in color in synchronization with his web press, a capability that the commercial printer does not currently have. Logical intends to expand its product line to include products with multiple print engines in differing colors on the same web press, and solutions that offer digital, high-speed color printing for data processing applications.

Products

========================================================================================================================
 Product Family                 Net Revenues for the      Primary Product Function      Products or Services
                                Nine Months Ended
                                September 30, 2001
------------------------------------------------------------------------------------------------------------------------
                                                          Data processing, financial    After market black text,
 Toner                          $20,926,790               document printing and         color, specialty and MICR
                                                          copying                       toners
------------------------------------------------------------------------------------------------------------------------
                                                          Laser printer cartridge       Printer parts for
 Laser printer kits & parts     $ 2,129,445               remanufacturing               remanufacturing OEM
                                                                                        print cartridges
------------------------------------------------------------------------------------------------------------------------
 Commercial printing                                      EBI consumable products       Toner, print cartridges,
 products and services          $   437,939               and technical support         erase rods and system
                                                          services                      support services
========================================================================================================================


Marketing and Distribution

     We market and distribute our products worldwide through our own direct sales force. We market Color's products primarily to distributors, OEMs and rechargers. We market Logical's products directly to commercial printers.

     In the nine months ended September 30, 2001, our sales were primarily generated from the sale of black text, color and MICR toners and related consumable products, including toner cartridges and the re-filling of certain toner cartridges. During this period, three toner customers accounted for 45% of net sales. Though our sales are on purchase orders, these customers issue purchase orders three months in advance of the product delivery date and provide us with a two month rolling forecast. While the forecasts indicate that future orders may vary by up to 20%, it has been our experience that the orders generally coincide with the customer's forecast.

Competition

     The markets for our products are competitive and subject to rapid changes in technology. We compete principally on the basis of quality, flexibility and service, and position ourselves as a full-service provider with a pricing strategy that reflects quality and reliability.

     Color's competitors in the toner market include large businesses with significantly greater resources in the high-volume commodity toner market, as well as smaller companies in the specialty, color and MICR toner markets. In addition, other companies offer remanufactured toner cartridges and printer parts that are lower priced.

     Our strategy requires us to continue to develop and market new and innovative products at competitive prices. New product announcements by our principal competitors, however, can have, and in the past have had, a material adverse effect on our financial results. Such new product announcements can quickly undermine any technological competitive edge that one manufacturer may enjoy over another and set new market standards for quality, speed and function. Furthermore, knowledge in the marketplace about pending new product announcements by our competitors may also have a material adverse effect on us inasmuch as purchasers of these products may defer purchasing decisions until the announcement and subsequent testing of such new products.

     In recent years, we and our principal competitors, all of which have significantly greater financial, marketing and technological resources than us, have regularly lowered prices on both printer and copier imaging supplies and are expected to continue to do so in the future. We are vulnerable to these pricing pressures which, if not mitigated by cost and expense reductions, may result in lower profitability and could jeopardize our ability to grow or maintain market share. We expect that, as we compete more successfully with our larger competitors, our increased market presence may attract more frequent challenges, both legal and commercial, from its competitors, including claims of possible intellectual property infringement.

     Canon, Xerox and Ricoh are the market leaders in the toner market whose aggregate sales we believe represent approximately 75% to 85% of worldwide toner sales. As with our other products, if pricing pressures are not mitigated by cost and expense reductions, our ability to maintain or build market share and our profitability could be adversely affected.

     Like certain of our competitors, we are a supplier of laser printer kits and parts. We cannot assure you that we will be able to compete effectively for a share of this business. In addition, we cannot assure you that our competitors will not develop new compatible laser printer products. Independent manufacturers compete for the aftermarket business under either their own brand, private label, or both, using price, aggressive marketing programs, and flexible terms and conditions to attract customers. Depending on the product, prices for compatible products produced by other manufacturers are offered below our prices, in some cases significantly below our prices.

     Logical's commercial printing products and services have fewer direct competitors due to the specialization of these products. Logical's indirect competitors offer alternative products that use other printing technologies (such as inkjet) with different speed and print resolution capabilities. Delphax Printing Systems, a wholly owned subsidiary of Xerox Corporation, is a supplier of EBI print engines to Logical and others, but to our knowledge does not market a system to commercial printers for on-press applications. Delphax, considered the leader in EBI technology, has been supplying systems to the data processing market for over thirty years, does not to our knowledge supply software or systems capable of printing in color. Xerox recently announced the sale of Delphax to Check Technology Corporation, a supplier of check printing equipment. In view of this sale, Delphax could become a direct competitor of Logical.

     We believe that the synergy between Color and Logical with respect to printing systems and proprietary consumable products will enhance both operations as our consumable supply side grows with printing system sales.

Manufacturing

     We operate a toner manufacturing facility in Norcross, Georgia, which was constructed during 1999 and 2000. We have made significant capital investment in this facility to enable us to maintain proprietary processes within our own facility. We enlarged the factory and purchased more efficient manufacturing equipment to provide increased production capacity to lower our processing costs of our toner products. The installation and successful testing of additional equipment to be completed by the end of the first quarter 2002 is an integral part of our plan to improve production capacity and efficiency and to significantly lower the costs of our toner products. Our goal for the last three years has been to reduce average toner product costs by one-half, in response to our assessment of the continuing price reductions for these products in the marketplace.

     Our EBI, DigitalColorPress and Solution series printer system development and support organization is located in Santa Ana, California. Our strategy at this facility is to integrate the best technical expertise and components available for the products that comprise our printing system. Our software and product design and development activities are in the Santa Ana facility.

Materials

     We procure a wide variety of components in our manufacturing processes, including raw materials, such as chemicals and resins, electro-mechanical components and assemblies. Although many of these components are standard off-the-shelf parts that are available from multiple sources, we often utilize preferred supplier relationships to ensure more consistent quality, cost and delivery. Often our toner formulations are dependent on one or more materials produced by only one vendor, since the formula was developed based on that material's unique characteristics. Alternative material exist, but the differences in performance characteristics could require us to modify the original formula and/or our manufacturing processes to obtain a marketable product based on the new material. In the event that these components are not available to us, our production could be disrupted. Such a disruption could materially harm our business.

Research and development

     Our research and development activities for the past several years have focused on black text, specialty, color and MICR toner formulations, and the development of electron beam imaging technologies and supplies. Our commitment to growing our business through research and development requires innovative designs, significant development and testing activities and functional solutions.

     Our research and development expenditures increased to $1.89 million in 2000 from $1.33 million in 1999. We must make strategic decisions from time to time as to which technologies will produce products with the greatest future potential. Occasionally, a customer will ask us to develop toner products for their exclusive resale, and in that event the customer will generally financially support our development activities. In turn, we will also occasionally work with suppliers to develop proprietary technology for our exclusive use. These strategic relationships have benefitted us in the past, and we intend to continue to pursue such relationships for new products. Our software, electrical and mechanical engineers, chemists and consultants are focused on development of printing systems and consumables that will increase efficiency, lower production costs or improve the quality of our EBI commercial printing products. With certain products, we may elect to purchase key components from third party suppliers, such as EBI print engines or related parts and consumables under our existing annually renewal OEM agreement for EBI technology until we have proprietary products of our own. We cannot predict whether we can continue to develop the technologically advanced products required to remain competitive or that such products will achieve market acceptance.

Intellectual Property

     We seek to protect technology, inventions and improvements that we consider important through the use of patents and trade secrets. We currently hold or have a license to practice U.S. patent number 5,834,150 covering toners for our high speed printing system. There can be no assurance, however, that our patents will provide competitive advantages for our products, or that such rights will not be challenged or circumvented by competitors. In addition, there can be no assurance that any patents covered under any pending patent applications will be issued. Claims made under patent applications may be denied or significantly narrowed and the issued patents, if any, may not provide significant commercial protection to us. We could incur substantial costs in proceedings before the U.S. Patent and Trademark Office, including interference proceedings. These proceedings could result in adverse decisions as to the priority of our inventions.

     While we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by third parties, there can be no assurance that we do not infringe any patents or other proprietary rights held by third parties. If an infringement claim were made, the costs incurred to defend the claim could be substantial and adversely affect our business, even if we were ultimately successful in defending the claim. If our products were found to infringe any proprietary right of a third party, we could be required to pay significant damages or license fees to the third party or cease production. Litigation may also be necessary to enforce patent rights held by us, or to protect trade secrets or techniques owned by us. Any such claims or litigation could result in substantial costs and diversion of effort by management.

     We also rely on trade secrets and other unpatented proprietary technology. There can be no assurance that we can meaningfully protect our rights in such unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants. There can be no assurance that the agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors.

Employees

     As of September 30, 2001, we had 96 employees, including 2 part-time employees. None of our employees is represented by a labor union or is covered by a collective bargaining agreement. We have not experienced any work stoppages and consider relations with our employees to be good.

Environmental and Regulatory Matters

     Our toner supplies manufacturing operations are subject to numerous domestic and international laws and regulations, particularly relating to environmental matters that impose limitations on the discharge of pollutants into the air, water and soil and establish standards for the treatment, storage and disposal of solid and hazardous wastes. We are also required to have permits from a number of governmental agencies in order to conduct various aspects of our business. Compliance with these laws and regulations in the past has not had a material adverse effect on our capital expenditures, earnings or our competitive position. There can be no assurance, however, that future changes in environmental laws or regulations, or in the criteria required to obtain or maintain necessary permits, will not have a material adverse effect on our operations.

Facilities

     We currently lease an approximately 180,000 square foot facility in Norcross, Georgia from an affiliated party. This facility serves as our executive headquarters and houses our manufacturing facilities, as well as our research and development and sales and marketing departments. The lease for this facility expires in March of 2009 and includes three options at our election to extend the term for five years each. We also lease an approximately 4,000 square foot facility in Santa Ana, California under a lease that expired in October 2001. Currently the Santa Ana facility lease is month-to-month. Management considers these facilities to be sufficient for our current operations.

                               LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.


            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Our Common Stock is traded on the Over the Counter Bulletin Board (the OTC Bulletin Board) under the symbol CIMG. Prior to July 7, 2000, the Common Stock was traded on the OTC Bulletin Board under the symbol ADTX. The following table sets forth the high and low prices of the Common Stock for the quarters indicated as quoted on the OTC Bulletin Board.

                                                   1999              2000              2001
                                              ---------------   ---------------   ---------------
                                               HIGH     LOW      HIGH     LOW      HIGH     LOW
                                              ------   ------   ------   ------   ------   ------
First Quarter................................  0.3191   0.1896   2.2792   1.2344   3.0000   2.5000

Second Quarter...............................  0.4747   0.2851   5.6980   1.3298   2.6500   1.9000

Third Quarter................................  2.0896   0.2851   6.2500   2.0000   2.7500   1.9000

Fourth Quarter (through December 27, 2001)...  2.2792   1.1396   5.1250   2.0000   4.30     2.00

     The above quotations represent prices, adjusted for stock splits, between dealers without adjustments for retail markups, markdowns or commissions and may not represent actual transactions.

     As of December 7, 2001, there were approximately 335 holders of record of our common stock.

     We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings to finance our operations and fund the growth of its business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our Board of Directors deems relevant.



                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

     Net sales, for the year that ended on December 31, 2000, were primarily generated from the sale of Color's black text, color and MICR toners and related consumable products, including toner cartridges and the re-filling of certain toner cartridges. Revenue is recognized from the sale of products when the goods are shipped to the customer. In the year ended December 31, 2000, a reseller of imaging supplies accounted for 57% of net sales. We believe that this concentration with a single customer will be significantly reduced with the successful diversification of its customer base in the coming year. All sales are made through purchase orders.

     Logical's sales for printing systems and related software and consumable products for the year that ended on December 31, 2000 represented 3 percent of our net revenue.

     Cost of goods sold includes direct material and labor, warranty expenses, license fees and manufacturing and service overhead. Inventories are stated at the lower of cost (first-in, first-out) or market. Equipment is depreciated using the straight-line method over the estimated useful lives of the equipment. Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements.

     Selling, general and administrative expenses include marketing and customer support staff, other marketing expenses, management and administrative personnel costs, professional services, legal and accounting fees and administrative operating costs. Selling, general and administrative costs are expensed when the costs are incurred.

     Research and development expenses include costs associated with the development of new products and significant enhancements of existing products, and consist primarily of employee salaries, benefits, consulting expenses and depreciation of laboratory equipment. With the exception of certain patented products that are coming to market, all research and development costs are expensed as they are incurred.

Results of Operations

     The following table sets forth, for the periods indicated, certain information derived from our consolidated statements of operations and expressed as a percentage of net sales:

                                                   Twelve Months Ended           Nine Months Ended
                                                       December 31,                 September 30,
                                              2000        1999        1998        2001        2000
                                             -----       -----       -----       -----       -----
                                                               Percent of net sales
Net sales                                      100         100         100         100         100
Cost of goods sold                              85          72          68          86          84
Gross profit                                    15          28          32          14          16
Administrative expense                           7          15          13           5           7
Research and development                         5          12          14           3           4
Sales and marketing                              4           9          10           4           4
Operating income                                -1          -7          -4           3           1

Interest and Bond expense                        2           2           3           1           2
Depreciation and amortization                    4           9           7           2           4
Income before taxes                             -3         -12          -6           1           0
Provision for taxes (credit)                    -1          -4           0           0           0
Net Income (Loss)                               -2          -8          -6           1           0


Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Net Sales. Our net sales were $21.2 million for the year ended December 31, 2000, or an increase of 89% compared to $11.2 million for the year ended December 31, 1999. Of the $21.2 million in net sales, $20.5 million were attributable to imaging products manufactured by Color, inclusive of $12.1 million of a new product sold to Color's largest customer. This revenue increase was offset by a decrease in sales of our basic imaging products attributable to the move into our new facility and related problems with the installation of certain production equipment. We believe that sales of standard products will increase in future periods as a result of the completion of our relocation in year 2000 and expect to complete our factory expansion by the end of the first quarter of 2002. We further believe that completion of these tasks, with the resulting added capacity and increased production, will increase manufacturing efficiencies and competitiveness and reduce cost of sales.

     The remainder of the sales of $723,000 was generated by Logical's sales of high speed printing systems, software and related consumable products, which represented a 28 percent increase over the sales of $567,000 for the prior year.

     Cost of Goods Sold. Cost of goods sold increased by $9.9 million or 124% to $17.9 million in the year ended December 31, 2000 from $8.0 million in the year ended December 31, 1999. This increase was primarily due to increased net sales and higher factory costs. Cost of goods sold as a percentage of net sales increased to 85% in the year ended December 31, 2000 from 72% in the year ended 1999. This increase was due to the sale of $12.1 million of imaging products to a new customer at a reduced profit margin and higher factory costs without the related capacity.

     Gross Profit. As a result of the above factors, gross profit increased to $3.3 million in the year ended December 31, 2000 from $3.2 million in the year ended December 31, 1999. Gross profit as a percentage of net sales, however, decreased to 15% in the year ended December 31,2000, from 28% in the year ended December 31, 1999. As stated above, this decrease was due to the sale of a significant amount of new product to a new customer at a reduced profit margin, the inefficiencies associated with the relocation to the new manufacturing facility, the unavailability of certain production equipment and the increased factory costs.

     General and Administrative, Selling, and R&D Expenses. General and administrative, selling and R&D expenses decreased $736,000 or 18% to $3,363,000 in the year ended December 31, 2000 from $4,099,000 in the year ended December 31, 1999. General and administrative, selling and R&D expenses decreased, as a percentage of net sales, to 16% in the year 2000 from 37% in the year ended December 31, 1999. R&D expenses decreased by $136,000 or 13% to $881,000 in the year ended December 31, 2000 from $1,017,000 in the year ended December 31, 1999. Research and development expenses as a percentage of net sales decreased to 5% in the year 2000, from 12% in the year 1999, reflecting the significantly higher sales level and the capitalization of $877,000 of R&D expenses in furthering our patented toner and digital color printing systems technologies.

     Operating Income. As a result of the above factors the operating income increased by $823,000, to a loss of $105,000 in the year ended December 31, 2000 from a loss of $928,000 in the year ended December 31, 1999.

     Interest and Finance Expense. Interest expense increased $216,000 in the year ended December 31, 2000 from $273,000 in the year ended December 31, 1999. This was primarily the result of the financing arranged for the new factory and production equipment.

     Other Income. Other income increased by $239,000 in the year ended December 31, 2000 from $112,000 in the year ended December 31, 1999. This increase was primarily the result of a technology licensing fee and a gain on the sale of toner production equipment.

     Income Taxes. As the result of our decreased loss in the current year, income tax credits decreased to $214,000 for the year ended December 31, 2000 from a tax credit of $396,000 for the comparable period in 1999.

Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000

     Net Sales. Net sales were $23.5 million for the nine months ended September 30, 2001, or an increase of 51% compared to $15.5 million for the nine month period ended September 30, 2000, inclusive of $6.1 million, or 26% of net sales, sold to our largest customer.

     Cost of Goods Sold. Cost of goods sold increased by $7.1 million or 55% to $20.1 million in the nine months ended September 30, 2001 from $13.0 million in the nine months ended September 30, 2000. This increase in cost was primarily due to increased net sales. Cost of goods sold as a percentage of net sales increased to 86% in the nine months ended September 30, 2001 from 84% in the same nine month period of 2000. This increase in cost of sales is attributable to our higher sales associated with new business at a reduced profit margin.

     Gross Profit. As a result of the above factors, gross profit increased by $820,000 to $3,360,000 in the nine months ended September 30, 2001 from $2,540,000 in the nine months ended September 30, 2000. However, gross profit as a percentage of net sales decreased to 14% for the first nine months of 2001, from 16% for the similar period in 2000. This decrease in gross margin is primarily due to the sale of a significant amount of product to new customers at a reduced profit margin.

     General and Administrative, R&D, and Selling Expenses. General and administrative, R&D and selling expenses increased $453,000, or 20%, to $2,767,000 in the nine months ended September 30, 2001 from $2,314,000 in the nine months ended September 30, 2000. General and administrative, selling and R&D expenses decreased, as a percentage of net sales, to 12% in the first nine months of 2001 from 15% in the similar nine month period of 2000. Administrative expenses increased $142,000 or 13% to $1,263,000 for the first nine months of 2001, or 5% of total revenues compared to 7% for the same period of 2000. R&D expenses increased by $36,000, or 6%, to $621,000 in the nine months ended September 30, 2001 from $585,000 in the nine months ended September 30, 2000. However, during the nine month period ended September 30, 2001, we invested and capitalized an additional $371,000 in development, related to patented (U.S. Patent 5,834,150) toners for our digital high speed printing system. Total R&D inclusive of investments in patented technology totaled $992,000 in the nine months ended September 30, 2001, compared to $1,169,000 in the period ended September 30, 2000, or an overall decrease of 15%. Selling expenses increased by $275,000, or 45%, to $883,000 for the nine months ending September 30, 2001 from the nine months ended September 30, 2000, compared to a 51% increase in revenues for the same period. Notwithstanding the reduction in the provision for doubtful accounts made in the third quarter 2000, the increase in selling expenses are primarily due to increased staff, advertising, promotion, and conference expenses.

     Operating Income. As a result of the above factors, operating income increased by $367,000, to a profit of $593,000 for the nine months ended September 30, 2001, compared with a profit of $226,000 in the nine months ended September 30, 2000.

     Interest Expense. Interest expense decreased by $55,000 to $3,000 in the nine months ended September 30, 2001 from $381,000 in the nine months ended September 30, 2000. This decrease was primarily due to the decline in interest rates in this period, decreasing our borrowing costs.

     Other Income and Expense. Other income decreased by $244,000 for the nine months ended September 30, 2001, compared with 2000. The primary components of other income at September 30, 2000 were income from the sale of toner production equipment and a toner technology license to an unaffiliated company. Other expenses, non-recurring moving expenses, decreased from $243,000 to $10,000 for the periods ending September 30, 2000 to 2001.

     Income Taxes. Income taxes increased by $87,000 to $98,000 for the nine months ended September 30, 2001 from a provision of $11,000 for the comparable period in 2000. This increase resulted from our increased profitability.

Liquidity and Capital Resources

     At December 31, 2000, our working capital was approximately $633,000 and our current ratio was 1.1 to 1. At the year ended December 31, 1999, working capital was approximately $2,763,000 and our current ratio was 1.7 to 1. The decrease in our liquidity was primarily due to over $1,000,000 of cash flow from operations used in investing activities. $4.8 million of current liabilities for inventory purchased on extended terms from suppliers to support the increased business from a new, large customer, contributed significantly to the decrease in the current ratio at December 31, 2000.

     At September 30, 2001, our working capital was approximately $1,057,000 and our current ratio was 1.1 to 1. The increase in our liquidity was primarily due to sales of our securities.

     Cash flows provided by operating activities were $417,000 in the year ended December 31, 2000 compared to $1,194,000 used by operating activities in the year ended December 31, 1999. The cash flows provided by operating activities in the year ended December 31, 2000 were comparatively greater than those in the year ended December 31, 1999 due primarily to a smaller net loss and the significant increase in trade payables in support of our expanded business operations. The receivable increase resulted primarily from higher sales in 2000. The increase in inventories resulted primarily from increased purchasing levels to meet the production requirements of our largest customer.

     Cash flows provided by operating activities were $622,000 in the nine months ended September 30, 2001, compared to $154,000 in the nine months ended September 30, 2000. The cash flows provided by operating activities in the nine months ended September 30, 2001 were higher than in the nine months ended September 30, 2000 due primarily to improved profitability and less of an increase in accounts and inventories in 2001 associated with the 51% growth in revenues in 2001 compared to 98% growth for the same period in 2000.

     Cash flows used in investing activities were $3.1 million in the year ended December 31, 2000. Included in cash flows used in investing activities in the year ended December 31, 2000, was $877,000 invested in furthering our patented toner and digital color printing systems technologies.

     Cash flows used in investing activities were $770,000 and $2,292,000 in the nine months ended September 30, 2001 and 2000, respectively. This includes $396,000 and $584,000, respectively, invested in furthering our patented toner and digital color printing systems technologies. Included in investing activities at September 30, 2000 were $1,692,000 expended to acquire capital assets.

     We have a $1.5 million revolving line of credit with an outstanding balance as of September 30, 2001 of $732,000. At the end of each month, for the following month, the Company has an interest rate option of either the one month Libor interest rate in effect two business days before the first day of the month plus 2.50% or the Bank's prime interest rate minus 0.25%. As of September 30, 2001, the interest rate was the one month Libor rate plus 2.50% (6.08%). This revolving line of credit has a December 31, 2001 expiration date; however, the bank has approved a renewal to June 30, 2002.

     The Bank has made available an additional line of credit of $500,000. The outstanding balance as of September 30, 2001 was $500,000. The additional line of credit has an expiration date of December 31, 2001, and bears an interest rate of the Bank's prime interest rate plus 0.5% (6.50% at September 30, 2001). The bank has approved a renewal of the additional line of credit to June 30, 2002.

     Under the lines of credit, we are permitted to borrow up to 85% of eligible accounts receivable and 50 percent of eligible inventories (up to a maximum of $1.1 million and not to exceed 60 percent of the total outstanding). We have granted the Bank a security interest in all of our assets as security for the repayment of the lines of credit.

     The Bank agreement contains various covenants which we are required to maintain fixed charge and cash flow leverage ratios of not less than 1.20:1 and not greater than 4.00:1, respectively. As of September 30, 2001, we were not in compliance with these covenants and have received a waiver from the bank of these requirements for the period ended September 30, 2001.

     Cash flows provided by financing activities for the twelve months ended December 31, 2000 and December 31, 1999 were $1,930,000 and $4,921,000 respectively, and resulted primarily from borrowings under our various credit facilities, proceeds from issuance of IDR bonds and proceeds from the sale of common stock.

     Cash flows provided by financing activities for the nine months ended September 30, 2001 and 2000 were $453,000 and $1,122,000 respectively, and resulted primarily from $1,157,000 of proceeds from the sale of our common stock in 2001 and net borrowings of $883,000 under our various credit facilities and $346,000 of proceeds from the sale of our common stock in 2000.

     Funds generated from operating activities and availability under credit facilities are expected to be insufficient to finance our operating and investing activities, and we will need to raise additional funds through public or private financing. There can be no assurance that additional financing will be available on favorable terms, or at all. Through September 30, 2001, we have raised $1,157,000 from the sale of our common stock.

         DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers are as specified on the following table:

         Name                            Age                           Position
Michael W. Brennan                       58       Chief Executive Officer and Chairman of the Board
Sueling Wang, PhD                        48       President, Chief Operating Officer and Vice
Morris E. Van Asperen                    58       Executive Vice President, Chief Financial Officer
Charles R. Allison                       68       Vice President, Sales and Marketing, and Director

Edwin C. St. Amour                      60           Director
Robert L. Langsam                       56           Director
Jui-Chi Jerry Wang                      45           Director
J.T. Lin, PhD                           53           Director
Jui-Kung Wang                           58           Director
Jui-Hung Wang                           54           Director
Victor A. Hollander, CPA                69           Director

     Michael W. Brennan became Chairman of the Board and Chief Executive Officer of Color Imaging, Inc. ("Color") in June 2000, when Logical Imaging Solutions, Inc. ("Logical") became a wholly owned subsidiary of Color. From 1997 to 2000, he served as a director and President of Logical. From 1991 to 1995 he served as President of Interscience Computer Corporation ("Interscience"). Mr. Brennan has a B.S. degree in electrical engineering from the University of Southern California, an M.B.A. degree from Pepperdine University, is a Fellow of the Institute of Directors (London, England) and an adjunct faculty member of the University of Phoenix. He has over twenty years of experience within the computer industry and participated in the founding of four companies that became publicly held corporations; three in the U.S. (Computer Automation, Datum, Inc. and Interscience) and one on the London International Stock Exchange (Optim
PLC). Mr. Brennan has developed many successful products within the computer industry and holds patents on processes that are widely used in high-speed printing.

     Sueling Wang, PhD., became President, Chief Operating Officer and Vice-Chairman of Color in June 2000. From 1989 to 2000, he served as President and director of Color Image, Inc. Dr. Wang is also a founder of Color Image Inc. Dr. Wang received a M.S. degree from the University of Windsor, in Ontario, Canada and a PhD degree from the University of Detroit. Dr. Wang's expertise in resin synthesis brought him into the toner industry and led to the formation of Color Image, Inc. in 1989.

     Morris E. Van Asperen has served as Executive Vice President, Chief Financial Officer, Secretary and director of Color since June 2000. Since 1998, he has served as director of Logical. From 1986 to 2000, he was employed by National Bank of California in various positions most recently as Executive Vice President and Credit Administrator. Mr. Van Asperen also has extensive experience as a financial and management consultant to businesses of up to $50 million in revenues and 1,000 employees in construction, household goods, industrial glass, and electronics manufacturing and software development. From 1977 to 1984, he served as Vice President & Chief Financial Officer of ATE Associates, Inc., a supplier of test fixtures and software for numerous military aircraft programs. Mr. Van Asperen received a B.S. degree in Mathematics from the University of Oklahoma and an M.B.A. degree from Pepperdine University.

     Charles R. Allison has served as Vice President, Marketing and Sales and director of Color since June 2000. From 1992 to 2000, he served as Vice President of Marketing and Sales of Color Image, Inc., which was merged with and into Color. From 1982 to 1991, he served as Vice President of Sales and Marketing, and general manager, at Synfax Manufacturing, Inc., an early developer of consumable products for EBI-based printing technologies. Mr. Allison has held other senior positions in the printing/imaging industry, including positions with Minolta Corporation, Litton Business Systems and Royal McBee.

     Edwin C. St. Amour has served as a director of the Color since June 2000. In 1979 he founded American Computer Hardware Corporation and has served as is its Chairman and President since then. Mr. St. Amour began developing and marketing Electron Beam Imaging ("EBI") related products in the 1980's. He founded Logical in 1993 to develop EBI compatible hardware and software products and adapt this technology to produce plug-and-play products for form manufacturers. He served as Logical's' President from 1993 until 1997 and Chairman from 1993 until June 2000. Mr. St. Amour entered the printing industry in the early sixties and began marketing forms and documents for Moore Business Forms and Standard Register Corp.

     Robert L. Langsam has served as a director of Color since June 2000. In 1980, he founded Diversified Financial Management ("DFM"), a financial planning services organization, and has served as its President since then. From 1975 to1979, he was Assistant Corporate Controller for MCI Communications and was responsible for the operational accounting controls and systems, as well as extensive involvement in products pricing and filings. From 1970 to 1975, Mr. Langsam was Chief Financial Officer of the copier products division of SCM. Mr. Langsam holds a B.S. degree in

Marketing/Accounting from Pace University and double MBA degrees in Finance and Taxation from Adelphi and St. John's Universities.

     Jui-Chi Wang has served as a director of Color since June 2000. From 1994 until 2000, he served as a director of Color Image, Inc., which was merged with and into Color. Since 1984, Mr. Wang has served as President of General Plastic Industrial Co. Ltd ("GPI"), a Taiwan-based plastics manufacturer specializing in injection moldings and more particularly toner cartridges and accessories for copiers and laser printers. Mr. Wang received a Master's Degree in Computer Engineering from the University of Southern California.

     J.T. Lin, PhD, has served as a director of Color since June 2000. He is the founder and has been the Chairman and Chief Executive Officer of Surgilight, Inc. since its founding in 1998. From 1995 to1999, Dr. Lin served as President of Photon Data, Inc. Dr. Lin is the co-founder of LaserSight, Inc. and from 1991 to 1994 served as its Chairman, President and CEO. Dr. Lin was the inventor of the refractive excimer laser and the pioneer of the scanning laser for which he has a patent which has been employed by more than 400 hospitals worldwide. Dr. Lin has more than 25 years experience in laser technologies and ten years experience in marketing in Asia and Latin America. Dr. Lin obtained a PhD in Chemical Physics from the University of Rochester, New York, holds 5 U.S. Patents and has authored more than 70 scientific papers.

     Jui-Kung Wang has served as a director of Color since September 2001. He was a founder of Color Image, Inc. and its Chairman until its merger with Color He is a co-founder and has served as a director of General Plastic Industrial Co., Ltd, a leading Taiwan based manufacturer of after market injection molded cartridges and accessories for copiers and laser printers since 1978. Mr. Wang was a founding member of Kings Brothers LLC, which leases space to Color we use for our headquarters and manufacturing facilities in Norcross, Georgia. Mr. Wang has been a professor of management with Tung-Hai University, Taiwan for over 20 years. He has received a bachelors degree in economics, and MBA and PhD degrees in management.

     Jui-Hung Wang has served as a director of Color since June 2001. He was a founder and director of Color Image, Inc. until its merger with Color. He is a founder and serves as Chairman of General Plastic Industrial Co., Ltd, a leading Taiwan based manufacturer of after market injection molded cartridges and accessories for copiers and laser printers. Since January 2001, Mr. Wang has served as a director of Taiwan Yu-Tzu Company, a food company. Mr. Wang is a founding member of Kings Brothers LLC, which leases space to Color used for our headquarters and manufacturing facilities in Norcross, Georgia. From 1986 to 1994, Mr. Wang was governor of Wu-Chi Town, Taiwan.

     Victor A. Hollander, CPA, has served as a director of Color since March 2001. Mr. Hollander has been licensed to practice public accounting in California as a certified public accountant since 1958. Since February 2001, Mr. Hollander has been the manager of the securities group at Good Swartz Brown & Berns LLP, an accounting firm. From 1978 to 2001, he was a partner in the accounting firm he founded Hollander, Lumer & Co. LLP. Mr. Hollander has been involved with over twenty initial and secondary public offerings since 1990. Mr. Hollander has served on various Los Angeles Chapter, California Society of Certified Public Accounts and American Institute of Certified Public Accountants securities, ethics, accounting and auditing committees. He specializes in securities and merger and acquisition matters.


                            EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned by our Chief Executive Officer and the three other most highly compensated executive officers who were serving as such as of December 31, 2000 (collectively, the "Named Executive Officers"), whose aggregate compensation, with one exception, for fiscal year 2000 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                                                       Summary Compensation Table
                     ------------------------------------------------------------------------------------------------
                                                                                                             Long-Term
                                                                                                            Compensation
                                                                                                               Awards
                                                                                                               ------
                                                Annual Compensation                                           Shares of
                                                -------------------                                         Common Stock
                                                                                           Other             Underlying
              Name                           Year           Salary       Bonus         Compensation            Options
                   ------------------------------------------------------------------------------------------------------
       Michael W. Brennan                    2000         $146,485        n/a            $25,591                 None
       Dr. Sueling Wang                      2000         $149,159        n/a            $18,887              200,000
       Morris Van Asperen                    2000         $ 54,294        n/a              n/a                200,000
       Charles R. Allison                    2000         $101,996        n/a            $25,902               50,000

                   --------------------------------------------------------------------------------------------------
                                                   Option Grants in Last Fiscal Year
                   --------------------------------------------------------------------------------------------------
                                             Number of             Percent of
                                             Securities            Total Options    Exercise      Market
                                             Underlying            Granted to       or            Price on
                                             Options               Employees in     Base          Grant       Expiration
       Name                                  Granted               Fiscal Year      Price         Date           Date
                   --------------------------------------------------------------------------------------------------
                                             100,000                                                          6/28/05
                                              50,000                                                          6/28/06
                                              50,000                                                          6/28/07
                                             -------
       Sueling Wang                          200,000               40%              $ 2.00        $ 4.18
                   --------------------------------------------------------------------------------------------------
                                             100,000                                                          6/28/05
                                              25,000                                                          6/28/06
                                              25,000                                                          6/28/07
                                              25,000                                                          6/28/08
                                              25,000                                                          6/28/09
                                             -------
       Morris E. Van Asperen                 200,000               40%              $ 2.00        $ 4.18
                   --------------------------------------------------------------------------------------------------
                                              25,000                                                          6/28/05
                                              12,500                                                          6/28/06
                                              12,500                                                          6/28/07
                                             -------
       Charles R. Allison                     50,000               10%              $ 2.00        $ 4.18

                                      Aggregated Option Exercises in Last Fiscal Year and Year End Option Holdings
                                ----------------------------------------------------------------------------------------
                                                                    Number of Securities          Value of Unexercised
                                                                   Underlying Unexercised             In-the-Money
                                                                           Options                   Options ($)(1)
                                ----------------------------------------------------------------------------------------
                                      Shares
                                     Acquired     Value
Name                               on Exercise   Realized   Exercisable   Unexercisable    Exercisable       Unexercisable
                                ------------------------------------------------------------------------------------------
Sueling Wang                       N/A           N/A        100,000       100,000          68,750            68,750
                                 -----------------------------------------------------------------------------------------
Morris E. VanAsperen               N/A           N/A        100,000       100,000          68,750            68,750
                                 -----------------------------------------------------------------------------------------
Charles R. Allison                 N/A           N/A        25,000        25,000           17,188            17,188
                                  ----------------------------------------------------------------------------------------

(1) Based on the closing price of our common stock of $2.6875 on December 30, 2000.

Employment Agreements

     On June 28, 2000, we entered into employment agreements with Michael W. Brennan, Dr. Sueling Wang, Morris E. Van Asperen, and Charles R. Allison. Each of these employment agreements has a 5 year term. We are obligated to pay Mr. Brennan and Dr. Wang annual salaries of $150,000 each with a guaranteed increase of 5% per annum over the term of the agreements. We are obligated to pay Mr. Van Asperen an annual salary of $144,000 with a guaranteed increase of 5% per annum over the term of his agreement. In addition to commissions earned under our sales incentive program, we are obligated to pay Mr. Allison an annual salary of $89,250 with a guaranteed increase of 5% per annum over the term of his agreement. Each employee may terminate the agreement upon 6 months notice to us. We may terminate each employee upon 6 months notice, provided, however, that we are obligated to pay to the employee his annual base salary, commissions or bonuses earned, and benefits for a period of 12 months after the date of such notice.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 27, 2001 (not adjusted to reflect the sales of shares of common stock offered hereby), by the following:

     . each stockholder known by us to own beneficially more than 5% of our common stock;
     . each of our executive officers named in the compensation table above; . each of our directors; and . all directors and executive officers as a group.

     Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 27, 2001 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person. Percent of beneficial ownership is based upon 11,124,175 shares of our common stock outstanding prior to this offering. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is Color Imaging, Inc., 4350 Peachtree Industrial Boulevard, Suite 100, Norcross, Georgia 30071. To our knowledge, except as indicated in the footnotes to the table and under applicable community property laws, the stockholders named in the table have sole voting and investment power over all shares listed in the table.

                                                                Percentage of
  Name of Beneficial Owner                   No. of Shares        Ownership
  ------------------------                   -------------    -----------------
  Michael W. Brennan (1)                           961,715         8.6%
  Sueling Wang (2)                               1,341,551        11.9%
  Morris E. Van Asperen (3)                        260,906         2.3%
  Charles R. Allison (4)                            50,000           *
  Edwin St. Amour (5)                              984,768         8.8%
  Robert L. Langsam (6)                            143,632         1.3%
  Jui-Chi Wang (7)                               1,017,668         9.1%
  J. T. Lin (8)                                      5,000           *
  Jui-Hung Wang                                    413,562         3.7%
  Jui-Kung Wang                                    268,607         2.4%
  Victor A. Hollander (9)                          100,000           *
  Wall Street Consulting Corp. (10)              1,000,000         9.0%
  Executive Officers and Directors (11)          5,547,409        47.6%
  _____________________________________

  * Less than 1%

  (1)  Includes options to purchase 37,500 shares of common shares.

  (2) Includes: (a) 60,000 shares owned by Sueling Wang's four children, (b) 141,204 shares owned by Yik-Li Sih, Sueling Wang's wife, in which Sueling Wang may be deemed to have pecuniary interest. Mr. Wang disclaims beneficial ownership of such 201,204 shares. Also includes options to purchase 175,000 shares of common stock.

  (3)  Includes options to purchase 150,000 shares of common stock.

  (4)  Includes options to purchase 50,000 shares of common stock.

  (5) Edwin St. Amour holds 979,768 shares as co-trustee (Mr. St. Amour's wife Annette is the other co-trustee) of the St. Amour Revocable Trust. Also includes options to purchase 5,000 shares of common stock.

  (6)  Includes warrants and options to purchase 60,453 shares of common stock.

  (7)  Includes options to purchase 5,000 shares of common stock.

  (8)  Includes options to purchase 5,000 shares of common stock.

  (9) Includes warrants to purchase 50,000 shares of common stock.

  (10) Wall Street Consulting Corp.'s address is 2121 E. Pacific Coast Highway, Suite 220, Corona Del Mar, CA 92625.

  (11) Excludes the number of shares of common stock underlying options or warrants specified in notes 1 through 9.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the merger of June 28, 2000, while operating as Advatex Associates, Inc. we had an accounts receivable due from an affiliate of $161,019, which were collected.

     Directors, Sueling Wang and Jui-Chi Wang, own beneficial interests of 37.2% and 12.6% respectively in Kings Brothers, LLC, the company from which we lease our Norcross, GA plant. For the year ended December 31, 2001, lease payments for the plant were $505,836. For the year ended December 31, 2000, lease payments for this plant were $264,072. The lease was made on April 1, 1999 and expires in April 2009.

     On November 19, 2001, we borrowed $200,000 on an unsecured basis from Kings Brothers LLC. The loan bears interest at the rate of 9% per annum, matures on November 18, 2002 and is evidenced in writing. As of December 10, 2001, we paid $790.38 in interest to Kings Brothers.

     We also had a short-term unsecured loan, due July 26, 2000, evidenced in writing from Kings Brothers LLC of $240,000 with interest at 8%, paying $5,576 of interest for the year. As of December 31, 2000 all amounts outstanding under the loan have been repaid.

     On June 1, 1999, the Development Authority of Gwinnett County, Georgia issued $4,100,000 of industrial development revenue bonds on behalf of us and Kings Brothers LLC. The 3.5% revenue bonds are payable in varying annual principal and monthly interest payments through July 2019. The bonds are collateralized by all of our assets. The majority of the proceeds (76.2%) from the bond issue were used by us to purchase certain manufacturing equipment. The remaining proceeds (23.8%) were used by Kings Brothers LLC to pay down the mortgage for certain land and buildings being leased to us. The proceeds used by Kings Brothers LLC have been recorded as a receivable on our financial statements. We have entered into a Joint Debtor Agreement with Kings Brothers LLC concerning our respective rights, duties and obligations in connection with the bonds. We and Kings Brothers LLC, collectively, are obligated to repay any outstanding debt under the bonds.

     Director, Jui-Chi Wang, is an owner and President of General Plastic Industrial Co., LTD (GPI), a Taiwanese manufacturer of injection molded cartridges and accessories for copiers and laser printers. GPI also owned and operated GPI-USA, Inc. (GPI-USA) a wholly-owned United States distributor of GPI's products. In 2000, we purchased from GPI and GPI-USA $690,558 and $392,775, respectively, of copier and laser printer products. In 2001 (through December 10), we purchased $3,142,296 of copier and laser printer products from GPI.

     Directors, Sueling Wang and Jui-Chi J. Wang, have beneficial ownership interests of 7.28% and 2.47% respectively in AccuRec, LLC, a distributor of digital versatile disks. From time to time during the year ending December 31, 2000 we had short-term unsecured loans evidenced in writing and due on demand from AccuRec LLC aggregating $ 1,850,000 and a maximum outstanding at any one time of $500,000. The interest rate on these loans was 8%, and we paid a total of $7,244 in interest during 2000. As of December 31, 2000 all amounts outstanding under such loans have been repaid.

     During the last two years, Director, Sueling Wang, as trustee for two of his children, loaned us a total of $252,000 at an interest rate of 12%. During the year ending December 31, 2000, we paid $16,604 in interest on these loans. As of December 31, 2000, all amounts outstanding under such loans have been repaid.

                           DESCRIPTION OF SECURITIES

     Our articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, $0.01 par value per share. As of December 27, 2001, 11,124,175 shares of our common stock are issued and outstanding and no preferred stock is outstanding. Our articles of incorporation also authorize the issuance of up to 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, we have no issued and outstanding preferred stock, and we currently have no plans to issue any shares of preferred stock. The board of directors does, however, have the authority, without action by the stockholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Such preferred stock, if and when issued, may carry rights superior to those of the common stock.

     On all matters submitted to a vote of the stockholders, each holder of common stock has the right to one vote for each share held of record. Subject to any dividend preferences granted to any preferred stock that may be outstanding in the future, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

Warrants

     Up to 888,007 shares of our common stock are issuable pursuant to warrants that we have issued to the Selling Stockholders, and the shares underlying these warrants are being offered hereby. Up to an additional 500,000 shares are issuable pursuant to warrants issuable to one of the Selling Stockholders. These warrants are exercisable for two years from the date of issuance at an exercise price of $2.00 per share. The warrants provide for adjustments in the event of certain stock dividends, stock splits, consolidations, reclassifications or recapitalizations, and entitle the holders to receive, upon exercise of the warrant, certain distributions made to our stockholders in the event of certain significant transactions such as a reorganization or merger, the sale or lease of a significant portion of our assets or any dissolution, liquidation or winding up of our company.

Charter Provisions and Delaware Laws That May Have an Anti-Takeover Effect

     Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

     .    acquisition of us by means of a tender offer;

     .    acquisition of us by means of a proxy contest or otherwise; or

     .    removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     Delaware Anti-Takeover Law.   We are subject to Section 203 of the Delaware
General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti- takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Cumulative Voting. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board of Directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our Board of Directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors and to influence the Board of Directors's decision regarding a takeover.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Transfer Agent

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust, New York, New York.

                             SELLING STOCKHOLDERS

     All of the Stock being offered in this prospectus is being offered by the Selling Stockholders listed below. We have registered this offering because of registration rights which we granted to the Selling Stockholders when we sold the Stock to them. Some of the common stock listed in the table is not presently owned by the Selling Stockholders, but is issuable upon exercise of warrants. The Selling Stockholders are not required to sell all or any of the Stock. We believe that the registration of the shares underlying the warrants, even though we may not be obligated to do so, will encourage the warrant holders to exercise the warrants, thereby benefitting us through the warrant stock sales.

                                                                                                         Percentage of Shares
                                         Shares Owned          Shares to be          Shares Owned             Outstanding
Name                                  Before Offering (1)    Sold in Offering     After Offering (2)        After Offering
----                                  ---------------       ------------------    --------------            --------------
Wall Street Consulting Corp.(3)             1,500,000            1,500,000                  -                     n/a

The Blaine Group, Inc.                         10,000               10,000                  -                     n/a

Sueling Wang (4)                            1,341,551              952,051            389,500                     3.5%

Gerald M. Chizever (5)                         45,000               45,000                  -                     n/a

Allan Duboff (6)                               10,000               10,000                  -                     n/a

Kresimir Peharda (7)                            6,500                6,500                  -                     n/a

Fredric N. Richman (8)                         25,000               25,000                  -                     n/a

Yik-Li Sih (9)                                141,204               95,204             46,000                      *

Sal G. Giacinto (10)                           15,000               15,000                  -                     n/a

Patrick D. Salas (11)                          15,000               15,000                  -                     n/a

Brian N. Hollander (12)                        20,000               20,000                  -                     n/a

Howard Kaufman (13)                             2,629                2,000                629                      *

Jui-Chi Wang (14)                           1,017,668              952,053             65,615                      *

Maynard Hollander (15)                         50,000               50,000                  -                     n/a

Shobha Patel (16)                               9,760                7,260              2,500                      *

Mark Edward Palmer (17)                         9,000                9,000                  -                     n/a

Victor A. Hollander (18)                      100,000              100,000                  -                     n/a

Jui-Hung Wang                                 413,562              277,557            136,005                     1.2%

Chechang Yeh                                  445,205              145,205            300,000                     2.7%

Jui-Kung Wang                                 268,607               72,602            196,005                     1.8%

Burns Hoffman (19)                            200,000              200,000                  -                     n/a

Doug Casey (20)                               100,000              100,000                  -                     n/a

                                                                                                         Percentage of Shares
                                         Shares Owned          Shares to be          Shares Owned             Outstanding
Name                                  Before Offering (1)    Sold in Offering     After Offering (2)        After Offering
----                                  ---------------       ------------------    --------------            --------------
Morris H. Wolf (21)                            25,000               25,000                  -                     n/a

Arash Khalili (22)                              2,000                2,000                  -                     n/a

Howard N. Addison (23)                         30,000               30,000                  -                     n/a

Neal McNally (24)                              25,000               25,000                  -                     n/a

Carl H. Spatz (25)                              8,697                5,000              3,697                      *

Lancing Holdings Ltd. (26)                     40,000               40,000                  -                     n/a

Thomas D. Hesselbrock (27)                      8,697                5,000              3,697                      *

IndustriCorp and Co., Inc. FBO
  David N. Kunz IRA Rollover (28)              50,000               50,000                  -                     n/a

Lionel Brown (29)                              25,000               25,000                  -                     n/a

Joe Daley & Sons Inc. (30)                     86,969               50,000             36,969                      *

Flora Chung (31)                                7,022                3,529              3,493                      *

Chia-An L. Shieh (32)                          14,696                7,058              7,638                      *

John G. Myers (33)                             58,951               58,951                  -                     n/a

Larry Gordon (34)                              70,886               70,886                  -                     n/a

Stephen Chromik (35)                          450,000              450,000                  -                     n/a

Colin J. Reynolds (36)                         10,000               10,000                  -                     n/a

Michael Edson (37)                             38,880               38,880                  -                     n/a

Total                                                                                       -                     n/a

___________________________
* Less that 1%

Percentage of ownership for each holder is calculated based on 11,124,175 shares of common stock outstanding on December 27, 2001. Beneficial ownership is determined in accordance with the SEC Rule 13d-3 and generally includes shares over which the holder has voting or investment power, subject to community property laws. All shares of common stock obtainable upon conversion of securities or exercise of stock options or warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are considered to be beneficially owned by the person holding the options or warrants for computing that person's percentage, but are not treated as outstanding for computing the percentage of any other person.

(1)  Includes shares of common stock covered by this prospectus.

(2) Assumes the completion of this offering and that the Selling Stockholders dispose of all of their shares of common stock covered by this prospectus, that they do not dispose of common stock owned but not covered by this prospectus and that they do not acquire any additional shares of common stock.

(3) Includes 500,000 shares of common stock underlying warrants to purchase common stock that are not exercisable pursuant to Rule 13d-3. Such warrants are issuable to Wall Street within 90 days of effectiveness of this registration statement. We have a contractual obligation to include the 500,000 shares of our common stock underlying such warrants in this registration statement.

(4)  Includes: (a) 60,000 shares owned by Sueling Wang's four children, includes
(b) 141,204 shares owned by Yik-Li Sih, Sueling Wang's wife, in which Sueling Wang may be deemed to have pecuniary interest. Mr. Wang disclaims beneficial ownership of such 201,204 shares. Also includes options to purchase 175,000 shares of common stock. Shares Owned After Offering column assumes Ms. Sih will dispose of 141,204 shares of common stock in the Offering.

(5) Includes 22,500 shares of common stock underlying warrants to purchase common stock.

(6) Includes 5,000 shares of common stock underlying warrants to purchase common stock.

(7) Includes 3,250 shares of common stock underlying warrants to purchase common stock.

(8) Includes 12,500 shares of common stock underlying warrants to purchase common stock.

(9) The 141,204 shares of common stock beneficially owned by Ms. Sih are included in the totals for Dr. Wang as described in note 4 above.

(10) Includes 7,500 shares of common stock underlying warrants to purchase common stock.

(11) Includes 7,500 shares of common stock underlying warrants to purchase common stock.

(12) Includes 10,000 shares of common stock underlying warrants to purchase common stock.

(13) Includes 1,000 shares of common stock underlying warrants to purchase common stock.

(14) Includes options to purchase 5,000 shares of common stock.

(15) Includes 25,000 shares of common stock underlying warrants to purchase common stock.

(16) Includes 5,000 shares of common stock underlying options to purchase common stock.

(17) Includes 4,500 shares of common stock underlying warrants to purchase common stock.

(18) Includes 50,000 shares of common stock underlying warrants to purchase common stock.

(19) Includes 100,000 shares of common stock underlying warrants to purchase common stock.

(20) Includes 50,000 shares of common stock underlying warrants to purchase common stock.

(21) Includes 12,500 shares of common stock underlying warrants to purchase common stock.

(22) Includes 1,000 shares of common stock underlying warrants to purchase common stock.

(23) Includes 15,000 shares of common stock underlying warrants to purchase common stock.

(24) Includes 12,500 shares of common stock underlying warrants to purchase common stock.

(25) Includes 2,500 shares of common stock underlying warrants to purchase common stock.

(26) Includes 20,000 shares of common stock underlying warrants to purchase common stock.

(27) Includes 2,500 shares of common stock underlying warrants to purchase common stock.

(28) Includes 25,000 shares of common stock underlying warrants to purchase common stock.

(29) Includes 12,500 shares of common stock underlying warrants to purchase common stock.

(30) Includes 25,000 shares of common stock underlying warrants to purchase common stock.

(31) Includes 5,000 shares of common stock underlying options to purchase common stock.

(32) Includes 5,138 shares of common stock in which Ms. Shieh may be deemed to have a beneficial ownership interest which are beneficially owned by Ms. Shieh's husband, Shiuh An Shieh and 5,000 shares of common stock underlying options to purchase common stock.

(33) Includes 58,951 shares of common stock underlying warrants to purchase common stock.

(34) Includes 70,886 shares of common stock underlying warrants to purchase common stock.

(35) Includes 300,000 shares of common stock underlying warrants to purchase common stock.

(36) Includes 5,000 shares of common stock underlying warrants to purchase common stock.

(37) Includes 25,920 shares of common stock underlying warrants to purchase common stock.

                             PLAN OF DISTRIBUTION

     We are registering the sale of the Stock on behalf of the Selling Stockholders, who are free to offer and sell the Stock at such times, in such manner and at such prices as they may determine. We will pay the costs of registering the sales of the Stock. The Stock may be offered by the Selling Stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Stockholders may also use Rule 144 under the Securities Act to sell the Stock, if they meet the criteria and conform to the requirements of that rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Stock by the Selling Stockholders. The sales of the Stock may be effected from time to time by the following means:

     . transactions on the OTC Bulletin Board at market price through ordinary broker transactions, including block transactions;

     .    negotiated transactions; or,

     . a combination of the above methods of sale at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices

     The Selling Stockholders may sell common stock directly to purchasers or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders.

     The Selling Stockholders and any broker-dealers that act in connection with the sale of its common stock may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Stock as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Stock against certain liabilities, including liabilities arising under the Securities Act. Because the Selling Stockholders may be deemed to be underwriters, they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a distribution of the Stock, the Selling Stockholders, any selling broker-dealer and any affiliated purchasers may be subject to Regulation M, which prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of our common stock in connection with that distribution.

                                 LEGAL MATTERS

     The law firm of Richman, Mann, Chizever, Phillips & Duboff, of Beverly Hills, California, will pass upon the validity of the securities offered by this prospectus. Although the firm does not own any stock or warrants to purchase stock in Color Imaging, Inc., four attorneys of the firm collectively own
44,250 shares and warrants to purchase an additional 44,250 shares and all of them are included among the Selling Stockholders.

                                INDEMNIFICATION

     Our certificate of incorporation allows us to indemnify our officers and directors to the maximum extent allowed under Delaware law. This includes indemnification for liability which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              FURTHER INFORMATION

     You should rely only on the information in this prospectus or any prospectus supplement or incorporated by reference in them. We have not authorized anyone else to provide you with different information. Offers of the securities are being made only in states where the offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

     This prospectus is part of a Registration Statement on Form SB-2 that has been filed with the SEC. It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

     We are subject to the informational requirements of the Exchange Act and, in accordance with it, are required to file reports, proxy and information statements, and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We electronically file reports, proxy and information statements, and other information with the SEC. The SEC maintains an Internet website that contains our electronically filed reports, proxy and information statements, and other information at http://www.sec.gov. We maintain Internet websites at http://www.colorimage-micr.com and at http://www.logical-imaging.com. Our common stock is traded on the NASDAQ OTC Bulletin Board under the symbol CIMG.

                  Index to Consolidated Financial Statements
                  ------------------------------------------

                                                                            Page
                                                                            ----

Consolidated Condensed Balance Sheets at September 30, 2001
(Unaudited) and December 31, 2000 (Audited)..............................   F-1

Consolidated Condensed Statements of Operations (Unaudited)
for the three and nine months ended September 30, 2001 and 2000..........   F-2

Consolidated Condensed Statements of Cash Flows (Unaudited)
for the nine months ended September 30, 2001 and 2000....................   F-3

Notes to Interim Unaudited Consolidated Condensed Financial
Statements...............................................................   F-4

Independent Auditors' Report.............................................   F-6

Consolidated Balance Sheets at December 31, 2000 and
December 31, 1999........................................................   F-7

Consolidated Statement of Operations for the years
ended December 31, 2000 and December 31, 1999............................   F-8

Consolidated Statement of Stockholder's Equity
for the years ended December 31, 2000 and December 31, 1999..............   F-9

Consolidated Statement of Cash Flows
for the years ended December 31, 2000 and December 31, 1999..............   F-10

Notes to Consolidated Financial Statements...............................   F-11

                      COLOR IMAGING, INC. AND SUBSIDIARY
                     CONSOLIDATED CONDENSED BALANCE SHEETS

                           ASSETS                                30-Sep-01      31-Dec-00
                                                                (Unaudited)     (Audited)
                                                               -----------    ------------
CURRENT ASSETS
        Cash                                                   $    645,746   $    339,348
        Accounts receivable, net                                  3,928,136      3,562,121
        Inventory                                                 6,663,141      5,181,248
        Refundable income taxes                                      19,995         19,995
        Deferred income taxes                                        68,664        159,426
        Due from related party                                       79,596        100,832
        Prepaid expenses and other current assets                   354,825        381,146
                                                               ------------   ------------
                TOTAL CURRENT ASSETS                             11,760,103      9,744,116
                                                               ------------   ------------

PROPERTY, PLANT AND EQUIPMENT - NET                               7,194,027      7,384,679
                                                               ------------   ------------
OTHER ASSETS
        Patent/intellectual property                              1,272,389        876,751
        Deferred income taxes                                       458,111        464,085
        Related party portion of IDR bond                           818,500        873,296
        Other assets                                                442,734        269,626
                                                               ------------   ------------
                TOTAL OTHER ASSETS                                2,991,734      2,483,758
                                                               ------------   ------------
                                                                $21,945,864    $19,612,553
                                                               ============   ============
                LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
        Revolving credit lines                                  $ 1,232,194    $ 1,399,000
        Accounts payable                                          8,380,653      6,640,402
        Current portion of notes payable                            400,405        351,150
        Current portion of bonds payable                            335,000        320,000
        Other current liabilities                                   354,774        400,276
                                                               ------------   ------------
                TOTAL CURRENT LIABILITIES                        10,703,026      9,110,828
                                                               ------------   ------------
LONG TERM LIABILITIES
        Notes payable                                             1,419,623      1,685,725
        Bonds payable                                             3,445,000      3,780,000
                                                               ------------   ------------
                LONG TERM LIABILITIES                             4,864,623      5,465,725
                                                               ------------   ------------
                TOTAL LIABILITIES                                15,567,649     14,576,553
                                                               ------------   ------------
COMMITMENTS & CONTINGENCIES

STOCKHOLDERS'EQUITY
        Common stock, $.01 par value, authorized 20,000,000
          shares; 8,106,400 and 7,490,948 shares issued and
          outstanding on September 30, 2001 and
          December 31, 2000, respectively                            81,064         74,909
        Additional paid-in capital                                8,136,724      6,986,003
        Accumulated deficit                                      (1,839,573)    (2,024,912)
                                                               ------------   ------------
                TOTAL STOCKHOLDERS' EQUITY                        6,378,215      5,036,000
                                                               ------------   ------------
                                                               $ 21,945,864   $ 19,612,553
                                                               ============   ============

                         See Accompanying Notes

                      COLOR IMAGING, INC. AND SUBSIDIARY
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
            FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30
                                  (UNAUDITED)


                                               THREE MONTH PERIODS ENDED   NINE MONTH PERIODS ENDED
                                               ----------------------------------------------------
                                               30-Sep-01     30-Sep-00     30-Sep-01     30-Sep-00
                                               ----------    ----------   -----------   -----------
SALES                                          $9,867,704    $6,006,335   $23,494,174   $15,542,691
COST OF SALES                                   8,550,785     5,115,834    20,133,737    13,002,584
                                               ----------    ----------   -----------   -----------
GROSS PROFIT                                    1,316,919       890,501     3,360,437     2,540,107
                                               ----------    ----------   -----------   -----------
OEPRATING EXPENSES:
      Administrative                              418,940       382,553     1,262,897     1,121,296
      Research & development                      219,627       230,724       621,467       584,643
      Sales & marketing                           375,485       197,630       882,878       608,182
                                               ----------    ----------   -----------   -----------
                                                1,014,052       810,907     2,767,242     2,314,121
                                               ----------    ----------   -----------   -----------
OPERATING PROFIT                                  302,867        79,594       593,195       225,986
                                               ----------    ----------   -----------   -----------
OTHER INCOME (EXPENSE):
      Interest and other income (expense)          15,230        (2,006)       26,216       270,368
      Interest & financing expense                (92,532)     (123,486)     (326,466)     (380,762)
      Disposal of assets                                -       (66,000)            -       161,481
      Non-recurring moving expense                      -       (10,360)       (9,570)     (243,002)
                                               ----------    ----------   -----------   -----------
                                                  (77,302)     (201,852)     (309,820)     (191,915)
                                               ----------    ----------   -----------   -----------

INCOME (LOSS) BEFORE TAXES                        225,565      (122,258)      283,375        34,071

PROVISION (BENEFIT) FOR TAXES                      79,726       (67,000)       98,036        11,000
                                               ----------    ----------   -----------   -----------
NET INCOME (LOSS)                              $  145,839    $  (55,258)  $   185,339   $    23,071
                                               ==========    ==========   ===========   ===========

INCOME (LOSS) PER COMMON SHARE
     Basic                                     $      .02    $     (.01)  $       .02   $       .00
     Diluted                                   $      .02    $     (.01)  $       .02   $       .00

COMMON SHARES OUTSTANDING
WEIGHTED AVERAGE SHARES:

     Basic                                      8,070,136     7,007,604     7,774,391     7,002,517
                                               ==========    ==========   ===========   ===========
     Diluted                                    8,273,417     7,007,604     7,940,595     7,002,517
                                               ==========    ==========   ===========   ===========

                            See Accompanying Notes

                      COLOR IMAGING, INC. AND SUBSIDIARY
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30
                                  (UNAUDITED)

                                                              2001          2000
                                                           -----------   -----------
     Cash flows from operating activities:
       Net income                                          $   185,339   $    23,071
       Adjustments to reconcile net income to net cash
         provided by operating activities:
           Depreciation and amortization                       446,483       600,667
           Deferred income taxes                                96,736      (161,119)
             Decrease (increase) in:
             Accounts receivable                              (366,015)   (3,594,859)
             Inventories                                    (1,481,893)   (1,629,668)
             Prepaid expenses and other assets                  47,557       495,954
       Increase (decrease) in:
             Accounts payable and accrued liabilities        1,694,749     4,419,635
                                                           -----------   -----------
             Net cash provided by operating activities         622,956       153,681
                                                           -----------   -----------
     Cash flows from investing activities:
           Capital expenditures                               (255,831)   (1,691,526)
           Other assets                                       (118,312)     ( 16,847)
           Patents and intellectual properties                (395,638)     (583,596)
                                                           -----------   -----------
             Net cash (used in)
                  investing activities                        (769,781)   (2,291,969)
                                                           -----------   -----------
     Cash flows from financing activities
       Net (payments) borrowings under line of credit         (166,806)      882,662
       Net proceeds from sale of common stock                1,156,876       346,021
       Principal payments of long-term debt                   (536,847)     (106,667)
                                                           -----------   -----------
             Net cash provided by
                  financing activities                         453,223     1,122,016
                                                           -----------   -----------
             Net increase (decrease) in cash                   306,398    (1,016,272)
     Cash at beginning of year                                 339,348     1,096,512
                                                           -----------   -----------
     Cash at end of period                                 $   645,746   $    80,240
                                                           ===========   ===========


     SUPPLEMENTAL DISCLOSURES, NON-CASH FINANCING ACTIVITIES

       During the period ending September 30 2001, the Company issued 10,000 shares of common stock to an investor relations firm for services rendered in the amount $25,000.

                            See Accompanying Notes

                      COLOR IMAGING, INC. AND SUBSIDIARY
         NOTES TO INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                              September 30, 2001
                                  (Unaudited)


NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited interim consolidated condensed financial statements have been prepared in accordance with interim accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.


NOTE 2. PROPERTY, PLANT AND EQUIPMENT

Effective January 1, 2001, the Company changed its accounting estimates relating to depreciation. The estimated service life for certain machinery, equipment and fixtures was extended by three (3) to thirteen (13) years.

Property, plant and equipment are stated at cost. Depreciation of the Company's property, plant, and equipment is computed using the straight-line method. The estimated useful lives are as follows:

                                               Years
                                              -------
        Leasehold improvements                10 - 20
        Machinery and equipment                7 - 20
        Research and development equipment     5 - 10
        Furniture and fixtures                 7 - 10


NOTE 3. STOCK OPTIONS

On September 19, 2001, the Company granted options to acquire 25,000 shares of the common stock of the Company to a non-employee director effective as of the date of his becoming a member of the Board of Directors. The options vest in 5 equal annual increments from the effective date and expire, with respect to that portion that has vested, 3 years from date of vesting. The option price is $2.75 per share. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," including Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation". Interpretation No. 44 clarifies: the application of APB No. 25 for the definition of an employee for purposes of applying APB No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. The effect of the adoption of this interpretation was not material.


NOTE 4. INVENTORIES

Inventories consisted of the following components as of September 30, 2001 and December 31, 2000:

                                  September 30, 2001   December 31, 2000
                                  -------------------  ------------------

        Raw materials                     $  913,604          $  794,128
        Work-in-process                      911,360           1,275,545
        Finished goods                     4,960,832           3,234,230
        Obsolescence allowance              (122,655)           (122,655)
                                          ----------          ----------
           Total                          $6,663,141          $5,181,248
                                          ==========          ==========

NOTE 5. CHANGES TO BORROWING ARRANGEMENTS

The Company has a $1.5 million revolving line of credit with an outstanding balance as of September 30, 2001 of $732,000. At the end of each month for the following month, the Company has the interest rate option of either the one month Libor interest rate in effect two business days before the first day of the month plus 2.50% or the Bank's prime interest rate minus 0.25%. As of September 30, 2001, the interest rate was the one month Libor rate plus 2.50% (6.08%). This revolving line of credit has a December 31, 2001 expiration date. The Bank has made available an additional line of credit of $500,000. The outstanding balance as of September 30, 2001 was $500,000. The additional line of credit has an expiration date of December 31, 2001, and bears an interest rate of the Bank's prime interest rate plus 0.5% (6.50% at September 30, 2001).

Under these lines of credit, the Company is permitted to borrow up to 85% of eligible accounts receivable and 50 percent of eligible inventories (up to a maximum of $1.1 million and not to exceed 60 percent of the total outstandings). The Company has granted the Bank a security interest in all of the Company's assets as security for the repayment of the lines of credit.

The Bank agreement contains various covenants that the Company is required to maintain; fixed charge and cash flow leverage ratios of not less than 1.20:1 and not greater than 4.00:1, respectively. As of September 30, 2001, the Company was not in compliance with these covenants and has received a waiver from the bank as regards these requirements for the period ended September 30, 2001.

NOTE 6. SIGNIFICANT CUSTOMERS

In the nine month period ended September 30, 2001, three customers accounted for 25%, 16% and 14% of net sales. The Company does not have a written or oral contract with these customers. All sales are made through purchase orders.

NOTE 7. SIGNIFICANT SUPPLIERS

In the nine months ended September 30, 2001, the Company purchased 54% of its raw materials, components and supplies from one supplier in connection with sales to its largest customers. The Company also has an annually renewable Original Equipment Manufacturer ("OEM") purchase agreement under which it purchases, adds value and resells its technology to the commercial printing industry. The Company intends to design and manufacture the products it now obtains under this OEM purchase agreement. However, should this OEM purchase agreement not be renewed before the Company has completed this product development, the Company's ability to manufacture and deliver these products could be severely limited.

NOTE 8. STOCKHOLDERS' EQUITY:

From January 1, 2001 to September 30, 2001, the Company issued 550,000 Units at a price of $2.00 per unit for an aggregate of $1,100,000. Each Unit consisted of one share of common stock and one warrant to purchase one share of common stock at a price of $2.00. For the nine-month period ended September 30, 2001, the Company received gross proceeds aggregating $110,906 as a result of the exercise of warrants.

On September 19, 2001, the Board of Directors authorized the sale of 1,000,000 shares of the Corporation's common stock, par value $.01, at a price of $2.00 per share to an unaffiliated entity.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Color Imaging, Inc.
Norcross, Georgia

We have audited the accompanying consolidated balance sheet of Color Imaging, Inc. (a Delaware corporation) and subsidiary as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Color Imaging, Inc. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the Unites States of America.

We previously audited and reported on the balance sheet of Color Imaging, Inc. (formerly Advatex Associates, Inc.) as of December 31, 1999 and the related statements of operations, stockholders' equity and cash flows for the year then ended, prior to their restatement for the 2000 pooling of interests. The contribution of Color Imaging, Inc. to the total assets, revenues and net income represented 7%, 0% and 0% of the respective restated totals. Separate financial statements of the other companies included in the 1999 restated consolidated balance sheet and consolidated statements of operations and cash flows were audited and reported on separately by other auditors who issued unqualified opinions thereon. We also audited the combination of the accompanying consolidated balance sheet and consolidated statements of operations and cash flows for the year ended December 31, 1999 after restatement for the 2000 pooling of interests. In our opinion, such consolidated statements have been properly combined on the basis described in Note 1 of the notes to the consolidated financial statements.


                           LAZAR LEVINE & FELIX LLP
                              New York, New York
                         February 9, 2001, except for
                        the fourth paragraph of Note 6,
                      the date of which is March 26, 2001

                      COLOR IMAGING, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 2000 AND 1999

                                                                                        2000            1999
                                                                                     -----------    -----------
                              - ASSETS -
CURRENT ASSETS:
        Cash                                                                         $   339,348    $ 1,096,512
        Accounts receivable - net of allowance for doubtful accounts
         of $100,000 and $150,000, for 2000 and 1999, respectively                     3,562,121      1,404,160
        Inventory                                                                      5,181,248      3,890,352
        Refundable income taxes                                                           19,995        163,135
        Deferred taxes                                                                   159,426        183,297
        Due from related party                                                           100,832         21,600
        Other current assets                                                             381,146        122,643
                                                                                     -----------    -----------
              TOTAL CURRENT ASSETS                                                     9,744,116      6,881,699
                                                                                     -----------    -----------
PROPERTY, PLANT AND EQUIPMENT - NET                                                    7,384,679      5,439,329
                                                                                     -----------    -----------
OTHER ASSETS:
        Patent/intellectual property                                                     876,751             --
        Deferred income tax                                                              464,085        248,233
        Related party portion of IDR bond                                                873,296        952,528
        Other assets                                                                     269,626        829,576
                                                                                     -----------    -----------
                                                                                       2,483,758      2,030,337
                                                                                     -----------    -----------

                                                                                     $19,612,553    $14,351,365
                                                                                     ===========    ===========
                     - LIABILITIES & STOCKHOLDERS' EQUITY -

CURRENT LIABILITIES:
        Revolving credit lines                                                       $ 1,399,000    $   458,000
        Accounts payable                                                               6,640,402      2,760,567
        Current portion of notes payable                                                 351,150        388,199
        Current portion of bonds payable                                                 320,000         90,000
        Other current liabilities                                                        400,276        422,542
                                                                                     -----------    -----------
              TOTAL CURRENT LIABILITIES                                                9,110,828      4,119,308
                                                                                     -----------    -----------

LONG TERM LIABILITIES:
        Notes payable                                                                  1,685,725      1,650,044
        Bonds payable                                                                  3,780,000      4,010,000
                                                                                     -----------    -----------
              LONG TERM LIABILITIES                                                    5,465,725      5,660,044
                                                                                     -----------    -----------
TOTAL LIABILITIES                                                                     14,576,553      9,779,352
                                                                                     -----------    -----------
COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY:
        Common stock, $.01 par value, authorized 20,000,000 shares;
         7,490,948 and 6,999,987 shares issued and outstanding on
         December 31, 2000 and 1999, respectively                                         74,909         70,000
        Additional paid-in capital                                                     6,986,003      6,008,991
        Accumulated deficit                                                           (2,024,912)    (1,506,978)
                                                                                     -----------    -----------
                                                                                       5,036,000      4,572,013
                                                                                     -----------    -----------

                                                                                     $19,612,553    $14,351,365
                                                                                     ===========    ===========

                See notes to consolidated financial statements.

                      COLOR IMAGING, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                    2000           1999
                                                 -----------    -----------
SALES                                           $ 21,204,435    $11,191,120

COST OF SALES                                     17,946,605      8,020,238
                                                 -----------    -----------

GROSS PROFIT                                       3,257,830      3,170,882
                                                 -----------    -----------

OPERATING EXPENSES:
         Administrative                            1,478,075      1,747,356
         Research and development                  1,003,565      1,334,236
         Sales and marketing                         881,176      1,017,489
                                                 -----------    -----------
                                                   3,362,816      4,099,081
                                                 -----------    -----------

LOSS FROM OPERATIONS                                (104,986)      (928,199)
                                                 -----------    -----------

OTHER INCOME (EXPENSE):
         Interest and other income                   351,062        112,115
         Interest and financing costs               (488,948)      (273,310)
         Non-recurring moving expenses              (488,854)      (254,842)
                                                 -----------    -----------
                                                    (626,740)      (416,037)
                                                 -----------    -----------

(LOSS) BEFORE PROVISION FOR INCOME TAXES            (731,726)    (1,344,236)

PROVISION (BENEFIT) FOR INCOME TAXES                (213,792)      (395,800)
                                                 -----------    -----------

NET (LOSS)                                       $  (517,934)   $  (948,436)
                                                 ===========    ===========


(LOSS) PER COMMON SHARE:
         Basic                                   $      (.07)   $      (.14)
         Diluted                                 $      (.07)   $      (.14)

WEIGHTED AVERAGE SHARES OUTSTANDING                7,055,763      6,999,987
                                                 ===========    ===========

                See notes to consolidated financial statements.

                      COLOR IMAGING, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                   Additional                     Total
                                                         Common     Paid-In    Accumulated   Stockholders'
                                              Shares     Stock      Capital      Deficit         Equity
                                             ---------  --------  -----------  ------------  --------------
Balance at December 31, 1998, as restated    6,999,987   $70,000   $6,008,991  $  (558,542)     $5,520,449

Net loss for year                                   --        --           --     (948,436)       (948,436)
                                             ---------   -------   ----------  -----------      ----------

Balance at December 31, 1999                 6,999,987    70,000    6,008,991   (1,506,978)      4,572,013

Exercise of stock warrants                      46,211       462       91,959           --          92,421

Common stock issued in private placement       444,750     4,447      885,053           --         889,500

Net loss for the year                               --        --           --     (517,934)       (517,934)
                                             ---------   -------   ----------  -----------      ----------

Balance at December 31, 2000                 7,490,948   $74,909   $6,986,003  $(2,024,912)     $5,036,000
                                             =========   =======   ==========  ===========      ==========

                See notes to consolidated financial statements.

                      COLOR IMAGING, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                             2000          1999
                                                                         -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss)                                                          $  (517,934)  $  (948,436)
     Adjustments to reconcile net (loss)
         to net cash provided (used) by operating activities:
            Depreciation and amortization                                    863,534       958,089
            Deferred income taxes                                             68,801      (262,100)
            Loss on disposal of fixed assets                                      --       132,322
     Decrease (increase) in:
            Accounts and other receivables                                (1,978,313)   (1,817,392)
            Inventories                                                   (1,290,896)     (814,122)
            Prepaid expenses and other assets                               (540,643)     (101,676)
     Increase (decrease) in:
            Accounts payable and accrued liabilities                       3,812,946     1,611,646
            Deferred revenue                                                      --        48,050
                                                                         -----------   -----------
                  NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES        417,495    (1,193,619)
                                                                         -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
            Capital expenditures                                          (2,227,577)   (3,529,315)
            Patents and intellectual properties                             (876,751)            -
                                                                         -----------   -----------
                  NET CASH (USED IN) INVESTING ACTIVITIES                 (3,104,328)   (3,529,315)
                                                                         -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
            Net borrowings under line of credit                              712,505       315,025
            Proceeds from issuance of bonds and long-term debt               235,243     6,028,334
            Proceeds from sale of stock                                      981,921     1,197,500
            Principal payments of long-term debt                                  --    (2,619,912)
                                                                         -----------   -----------
                  NET CASH PROVIDED BY FINANCING ACTIVITIES                1,929,669     4,920,947
                                                                         -----------   -----------
NET (DECREASE) INCREASE IN CASH                                             (757,164)      198,013
            Cash at beginning of year                                      1,096,512       898,499
                                                                         -----------   -----------
CASH AT END OF YEAR                                                      $   339,348   $ 1,096,512
                                                                         ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for:
            Income taxes                                                 $     2,643   $     2,065
                                                                         ===========   ===========
            Interest                                                     $    55,166   $   338,445
                                                                         ===========   ===========

                See notes to consolidated financial statements.

                              COLOR IMAGING, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 AND 1999


NOTE 1.   DESCRIPTION OF COMPANY:
          On May 16, 2000, Color Imaging, Inc., formerly known as Advatex Associates, Inc. ("Advatex"), Logical Acquisition Corp. ("LAC"), Color Acquisition Corp. ("CAC"), Logical Imaging Solutions, Inc. ("Logical") and Color Image, Inc. ("Image") entered into a Merger Agreement and Plan of Reorganization, as amended ("Merger Agreement"), pursuant to which LAC merged with and into Logical and CAC merged with and into Image (the "Merger"). Pursuant to the Merger Agreement, stockholders of Logical and Image exchanged their common stock for shares of common stock of Advatex. A reverse stock split of one share of common stock for 6.0779 shares of common stock was simultaneously approved for the then existing Advatex common stock. Subsequently, the equity interests in Logical were converted by virtue of the Logical Merger into approximately 3,000,000 newly issued shares of Advatex common stock, on the basis of 1.84843 Advatex Common Shares for each one share of common stock of Logical. The equity interests in Image were converted by virtue of the Image Merger into approximately 3,000,000 newly issued shares of the Advatex common stock on the basis of 15 Advatex common shares for each one share of common stock of Image.

          Following the conversion of common stock by Logical and Image stockholders, stockholders of Logical and Image owned approximately 85 percent of the outstanding shares of common stock of Advatex and stockholders of Advatex after the Merger owned approximately 15 percent. The Merger was accounted for retroactively as a recapitalization rather than a business combination and accordingly, no goodwill has been recognized in this transaction. Additionally, historical information presented herein, for periods prior to the merger, reflects the operations of Logical and Image.

          On July 7, 2000, by a vote of the majority of stockholders, Advatex Associates, Inc. ("Advatex"), changed its name to Color Imaging, Inc. (the "Company" or "Color") and approved the reverse stock split. On December 31, 2000, Image merged into Color with Color being the surviving entity. At December 31, 2000, there were 7,490,948 shares of the common stock of the Company issued and outstanding.

          Color develops and manufactures products used in electronic printing. Color designs, manufactures and delivers black text toners, specialty toners, including color and MICR (magnetic ink characters used on checks and other financial documents), and also provides toner cartridges, cartridge components, photoreceptors and imaging drums.

          Logical's development efforts have focused on creating a revolutionary digital variable printing process that provides high-speed, color printing systems for commercial applications. Logical designs, manufactures and delivers complete printing systems, including software, control units and print engines to its customers.


NOTE 2.   Summary Of Significant Accounting Policies:

   A.     PRINCIPLES OF CONSOLIDATION:


          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Logical Imaging Solutions, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

   B.     ESTIMATES AND ASSUMPTIONS:

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   C.     FINANCIAL INSTRUMENTS:

          The carrying amount of the Company's financial instruments, which include cash equivalents, marketable securities, accounts receivable, accounts payable and long-term debt, approximates their fair value at December 31, 2000 and 1999.

   D.     CONCENTRATION OF CREDIT RISK:

          Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents, marketable securities and accounts receivable. The Company attempts to limit its credit risk associated with cash equivalents and marketable securities and at December 31, 2000 its investments were in cash held in highly rated financial institutions. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring cash in advance, payment by credit card, letters of credit or guarantees. The Company's customer base is comprised principally of domestic distributors and commercial printers. Management does not believe significant risk exists in connection with the Company's concentrations of credit at December 31, 2000.

   E.     CASH AND CASH EQUIVALENTS:

          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   F.     INVENTORIES:

          Inventories are stated at the lower of cost or market with cost determined by the first-in, first-out ("FIFO") method for raw materials, work-in-process and finished goods. Costs in inventory include materials, direct labor, and applied manufacturing overhead.

   G.     PROPERTY, PLANT AND EQUIPMENT:

          Property, plant, and equipment are recorded at cost. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains or losses on asset dispositions are included in the determination of net income.

          Depreciation of the Company's property, plant, and equipment is computed using the straight-line method. The average estimated useful lives are as follows:

                                                              Years
                                                              ------
          Leasehold improvements                                  10
          Machinery and equipment                             7 - 10
          Research and development equipment                  5 - 10
          Furniture and fixtures                              7 - 10

   H.     INTANGIBLE ASSETS:

          Intangible assets are comprised of patents and intellectual property. All intangible property is amortized by the straight line method, over their respective useful lives, commencing upon completion of commercialization. Intangibles are periodically reviewed to assess recoverability from future operations using undiscounted cash flows in accordance with SFAS 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of". To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

   I.     STOCK-BASED COMPENSATION:

          The Company grants stock options for a fixed number of shares of common stock to employees with an exercise price equal to the fair value of the common stock at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations because the Company believes the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, (FAS 123) requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     J.   INCOME TAXES:

          The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

   K.     REVENUE RECOGNITION:

          Revenue from product sales is recognized when the related goods are shipped and all significant obligations of the Company have been satisfied.

   L.     ADVERTISING COSTS:

          In accordance with SOP No. 93-7, "Reporting on Advertising Costs," the Company expenses all advertising expenditures as incurred. The Company incurred $62,089 and $101,884 in advertising costs during 2000 and 1999, respectively.

   M.     RESEARCH AND DEVELOPMENT EXPENSES:

          Research and development costs are charged to expense when incurred and aggregated $1,003,565 and $1,334,236 for 2000 and 1999, respectively.

   N.     EARNINGS (LOSS) PER COMMON SHARE:

          Earnings per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which established new standards for computing and presenting earnings per share. Adopted by the Company during 1998, SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Since the Company is reporting losses from operations, the exercise of stock options and warrants is not assumed since the result would be antidilutive. Earnings per share amounts for all periods are presented.

   O.   NEW ACCOUNTING STANDARDS:

        Accounting standards adopted during 1999 include SFAS No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The adoption of these standards had no effect on the Company's consolidated results of operations, financial position, or cash flows.

        SFAS No. 130 establishes standards for the reporting and display of comprehensive income, which is defined as all changes in stockholders' equity during a period except those resulting from investments by and distributions to stockholders. The standard requires reporting certain transactions that result in a change in stockholders' equity to be included in other comprehensive income and displayed as a separate component in the consolidated statement of stockholders' equity.

        SFAS No. 131 establishes new standards for determining operating segments and disclosure requirements for those segments, products, geographic areas, and major customers. As required by SFAS No. 131, the Company has revised certain disclosures included in its Business Segments footnote.

        SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," revises the disclosure requirements related to pension and other postretirement benefits. The new standard does not change the measurement or accounting recognition for such plans. As required by SFAS No. 132, the Company has revised the disclosures included in its Pension Plans and Postretirement Benefits footnote.

        The Company also adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs related to developing or obtaining internal use software should be capitalized. The adoption of this standard did not have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

        In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations .

        In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." (SAB No. 101). SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. Subsequently, SAB Nos. 101A and 101B were issued delaying the implementation of SAB No. 101 to the fourth quarter of 2001. The SAB requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board ("APB") Opinion 20, "Accounting Changes". The Company does not believe that the adoption of SAB No. 101 will have a material impact on the Company's financial position or results of operations.

        New accounting standards issued include SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the statement of financial position and measured at fair value. Gains or losses resulting from changes in fair value are required to be recognized in current earnings unless specific hedge criteria are met. SFAS No. 133 will become effective for the Company beginning in the first quarter of fiscal year 2001. The Company has not determined the effect of this new standard; however, due to the Company's limited use of derivatives, the impact is not expected to be material.



NOTE 3. INVENTORIES:

        Inventories consisted of the following components as of December 31, 2000 and 1999:

                                             2000          1999
                                          -----------   -----------
        Raw materials                     $   794,128   $   457,059
        Work-in-process                     1,275,545     1,646,974
        Finished goods                      3,234,230     1,994,667
        Obsolescence allowance               (122,655)     (208,348)
                                          -----------   -----------
          Total                           $ 5,181,248   $ 3,890,352
                                          ===========   ===========

NOTE 4. PROPERTY AND EQUIPMENT:

        Property and equipment consisted of the following as of December 31, 2000 and 1999:

                                                         2000         1999
                                                     -----------   -----------

        Furniture and fixtures                       $   272,038   $   271,730
        Equipment - research and development             737,628       688,467
        Machinery and equipment                        9,344,135     7,661,487
        Leasehold improvements                         1,288,021       586,178
                                                     -----------   -----------
                                                      11,641,822     9,207,862
        Less: accumulated depreciation
              and amortization                        (4,257,143)   (3,768,533)
                                                     -----------   -----------
                                                     $ 7,384,679   $ 5,439,329
                                                     ===========   ===========

        Depreciation and amortization expense amounted to $863,534 and $958,089 in 2000 and 1999, respectively.


NOTE 5. PATENT AND INTELLECTUAL PROPERTY:

        The Company has capitalized $876,751 of research and development expense through December 31, 2000, in furthering its patented toner and digital color printing systems technologies. The Company expects to begin amortizing patent and intellectual property assets when sales of the color toning system commence.

NOTE 6.   BORROWING ARRANGEMENTS:

      As a condition of its Bank's consent to the merger, on August 30, 2000, the Company entered into an amended and restated borrowing arrangement, granting to the bank a security interest in all of the Company's assets as security for the payment of the obligations owed the bank.

      The Company has a $1.5 million revolving line of credit with an outstanding balance as of December 31, 2000 of $899,000, which bears interest at the Bank's prime interest rate (9.5% as of December 31, 2000) less .25%. The revolving line of credit has a June 30, 2001 expiration date. Under the line of credit, the Company is permitted to borrow 85% of eligible accounts receivable and 50% of eligible inventories (up to a maximum of $1.1 million).

      The Bank has made available an additional line of credit of $500,000. The outstanding balance as of December 31, 2000 was $500,000. The additional line of credit has an expiration date of June 30, 2001, and bears an interest rate of the Bank's prime interest rate plus .5 percent.

      The Bank agreement contains various covenants which the Company is required to maintain; fixed charge and cash flow leverage ratios of not less than 1.20:1 and not greater than 4.00:1, respectively, a minimum tangible net worth of $4.1 million and a capital expenditure limit of $1.6 million. As of December 31, 2000, the Company was not in compliance with these covenants and has received a waiver from the bank as regards these requirements

     Long-term debt was comprised of the following as of December 31:

                                                                                  2000        1999
                                                                               ----------  ----------
          Term note payable to a financial institution due in monthly installments of principal and interest of $848 through March
          2003; bears interest at 8.0%, collateralized by automobile with a
          net book value of $26,386                                            $   20,810  $   28,927

          Term note payable to a financial institution due in monthly installments of principal and interest of $10,676 through
          November 2005; bears interest at 10.215%; collateralized by
          inventory, accounts receivable and equipment                            500,000     101,636

          Term note payable to a financial institution in monthly
          installments of principal and interest of $27,205 through June
          2006 bears interest at 7.90%; collateralized by inventory,
          accounts receivable and equipment (see Note 7)                        1,444,105   1,655,680

          Various equipment notes maturing in 2002                                 71,960          --

          Note payable to a related party due in October 2000; bears interest at 12% per annum; collateralized by all properties of
          the Company                                                                  --     162,000

          Note payable to a related party due in June 2001; bears interest
          at 12% per annum; collateralized by all properties of the Company            --      90,000
                                                                               ----------  ----------
                                                                                2,036,875   2,038,243
          Less current maturities                                                 351,150     388,199
                                                                               ----------  ----------
                                                                               $1,685,725  $1,650,044
                                                                               ==========  ==========

          The aggregate scheduled maturities of long-term debt for each of the next five years are as follows:

              2001                           $          351,150
              2002                                      359,034
              2003                                      357,651
              2004                                      389,375
              2005                                      424,312
              Thereafter                                155,353
                                             ------------------
          Total                              $        2,036,875
                                             ==================

NOTE 7.   INDUSTRIAL DEVELOPMENT REVENUE BOND:

      On June 1, 1999, the Development Authority of Gwinnett County (the "Authority"), issued $4,100,000 of industrial development revenue bonds on behalf of the Company and a Related Party. The 3.5% revenue bonds are payable in varying annual principal and monthly interest payments through July 2019. The bond is secured by all the assets of the Company and by real property owned by the Related Party. The bonds along with the line of credit and term loan (see
Note 6) are held by two related financial institutions.

      A loan agreement between the Authority and the Company and a Related Party allows funds to effectively pass through the Authority to the Company. The majority of the proceeds, $3,125,872, were used by the Company to purchase and install certain manufacturing equipment, while $974,128 was used by the Related Party to pay down the mortgage on the real property leased to the Company. The Company and the Related Party are jointly obligated to repay any outstanding debt. Under the Joint Debtor Agreement of June 26, 2000, between the Company and the Related Party, each has agreed to be responsible to the other for their share of the bond obligations. The amount for which the Related Party is responsible to the Company is reflected in current and other assets of the Company. As of December 31, 2000, the bond principal outstanding was $4,100,000 and the portion due from the Related Party was $974,128.

      The aggregate maturities of bonds payable for each of the next five years are as follows:

                         Company    Related Party    Total
                        ----------  -------------  ----------
            2001        $  243,200     $ 76,800    $  320,000
            2002           254,600       80,400       335,000
            2003           266,000       84,000       350,000
            2004           281,200       88,800       370,000
            2005           296,400       93,600       390,000
      Thereafter         1,774,600      560,400     2,335,000
                        ----------     --------    ----------
         Total          $3,116,000     $984,000    $4,100,000
                        ==========     ========    ==========

NOTE 8.   STOCKHOLDERS' EQUITY:

   A.  COMMON STOCK:

       As discussed in Note 1, the Company issued an aggregate of 6,100,000 shares of its common stock to the stockholders of Logical and Image in exchange for their shares in Logical and Image in a merger transaction accounted for retroactively as a recapitalization. Simultaneously with this recapitalization, the Company effected a reverse stock split of one for 6.0779 shares of common stock. All share and per share amounts have been restated to reflect the stock split and recapitalization for all periods presented.

       See also Note 8c regarding additional sale of equity securities.

   B.  STOCK OPTION PLANS:

       After the Merger, the Company granted options to acquire 500,000 shares of the common stock of the Company to senior members of the Company's management at an exercise price of $2.00 per share. The options will vest over a two to four year period.

       Pro forma information regarding net income and earnings per share is required by Financial Accounting Standards Board Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

       The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, risk-free interest rate of 6.02%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .49, and a weighted-average expected life of the option of 3 years.

       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                  2000
                                                               ----------
       Pro forma net loss                                      $(700,137)
       Pro forma loss per common share:
             Basic                                                  (.10)
             Diluted                                                (.10)

       A summary of the Company's stock option activity, and related information for the year ended December 31 follows:

                                                                   2000
                                                            ---------------------
                                                                       WEIGHTED-
                                                                        AVERAGE
                                                                       EXERCISE
                                                             OPTIONS     PRICE
                                                            --------  -----------
       Outstanding at the beginning of the year                   --   $    --
       Granted                                               500,000        2.00
       Exercised                                                  --          --
                                                            --------
       Outstanding at the end of the year                    500,000        2.00
                                                            ========

       Exercisable at the end of the year                    250,000   $    2.00
                                                            ========

       Weighted-average fair value of options granted
        during the year                                     $   2.05
                                                            ========

       The weighted-average remaining contractual life of these options is 3 years.

C.   STOCK WARRANTS:

         As part of the Merger, the Company granted warrants (the "New Warrant") to purchase up to 100,000 shares of the common stock of the Company to professional advisors to the Merger. The New Warrant entitles the warrant holder to purchase, at any time and for a five-year period, a share of common stock of the Company for $2.00 per share. In addition, current stockholders at December 31, 2000, own 225,507 similar warrants (the "Old Warrant"). The Old Warrant entitles the warrant holder to purchase, at any time until September 15, 2001, a share of common stock of the Company for $2.70 per share. On August 29,2000, the Board of Directors approved a warrant exercise price of $2.00 per share on the Old Warrant, provided it is exercised by November 15, 2000. As of December 31, 2000, the Company had received $92,421 in proceeds from the exercise of warrants.

         The Company issued warrants to purchase shares of common stock of the Company to investors in a private placement approved by the Board of Directors on August 29, 2000. Each Unit in the private placement was priced at $2.00 and consisted of one common share of the Company's common stock and one warrant to purchase one share of common stock at an exercise price of $2.00. From October 22, 2000 to December 31, 2000, the Company issued and sold 444,750 Units for a total of $889,500. The warrants expire November 30, 2003. No underwriting discounts or commissions were paid to any person.

     D.  RETAINED EARNINGS:

         The Company is limited in its ability to declare and pay dividends by the terms of certain debt agreements.

NOTE 9.  PENSION PLANS AND POSTRETIREMENT BENEFITS:

         The Company has adopted the Color Image, Inc. Profit Sharing Retirement Plan. Under this defined contribution plan, employees with one year or more of service who have worked at least 1,000 hours and have reached age 21 are eligible for participation. Participants may contribute between 1% and 15% of their compensation as basic contributions. The Company will match 50% of the first 3% deferred by any participant. Company contributions vest from 20% in the second year of service to 100% in the sixth year. For the years ended December 31, 2000 and 1999, the Company incurred expense of $19,261 and $19,510, respectively.

NOTE 10. RELATED-PARTY TRANSACTIONS:

     A.  LEASE

         The Company leases certain facilities under a ten-year real property lease agreement from Kings Brother LLC. (the "Related Party" - see Note
         7) which expires on April 30, 2009. The lease term provides for three phases as the Company increases its use of space. The Company is currently in its third and final phase which commenced on May 1, 2000 and will terminate upon expiration of the lease. The monthly rental cost throughout this phase aggregates approximately $35,000. See also
         Note 12.

     B.  PURCHASES

         The Company purchases copies and laser printer products from two entities in which a director has a beneficial ownership interest. Purchases for the 2000 and 1999 years aggregated approximately $1,083,000 and $902,000 respectively.

NOTE 11.  INCOME TAXES:

          The provision for income taxes is composed of the following

                                              2000                  1999
                                           ---------              ---------
          Current:
               Federal                     $(231,372)             $(111,932)
               State                         (51,221)               (21,768)

          Deferred:
               Federal                        56,331               (210,440)
               State                          12,470                (51,660)
                                           ---------              ---------
                                           $(213,792)             $(395,800)
                                           =========              =========

          The components of the net deferred income tax asset as of December 31, 2000 and 1999, are as follows:

                                                                              2000        1999
                                                                           ---------   ---------
          Deferred tax assets:                                             $  65,603   $  58,695
            Inventory                                                         35,980      23,748
            Accounts receivable                                               58,313      77,654
            Accrued expenses                                                 195,915     193,648
            Federal tax credits                                              537,600     256,000
            Net operating loss carryforward                                ---------   ---------
                                                                             893,411     609,745
            Valuation allowance for deferred tax assets                      (90,000)         --
                                                                           ---------   ---------
                                                                             803,411     609,745
          Deferred tax liabilities:
            Fixed assets                                                    (179,900)   (178,215)
                                                                           ---------   ---------
                 Net deferred tax asset                                    $ 623,511   $ 431,530
                                                                           =========   =========

          At December 31, 2000, the Company has recorded a net deferred tax asset of $623,511, which is reflected in "Current Assets" and "Other Assets" in the consolidated balance sheet. Realization of the asset is dependent on generating sufficient taxable income in future periods. At this time management believes that it is more likely than not that a substantial portion of the deferred tax asset will be realized, and consequently, has established a valuation allowance of only $90,000 as of December 31, 2000.

          At December 31, 2000, the Company had net operating loss carryforwards
          (NOLs) of $730,000 for income tax purposes that expire in years beginning 2020.

          The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense attributable to income before cumulative effect of accounting changes is:

                                                             2000     1999
                                                           -------   -------
          Tax at U.S. statutory rates                       (34.00)%  (34.00)%
          State income taxes net of federal tax benefit      (4.26)    (4.29)
          Other - net                                         9.04      8.84
                                                           -------   -------
                                                            (29.22)%  (29.45)%
                                                           =======   =======

NOTE 12.  COMMITMENTS AND CONTINGENCIES:

     A.   LEASES:

          The Company currently leases approximately 180,000 square feet in Norcross, Georgia that serves as executive headquarters and houses manufacturing facilities, research and development and sales and marketing under a lease that expires April 2009. The lease includes three options to extend the term for five years each, and contains provisions for annual rent increases through each term. The Company also leases approximately 4,000 square feet in Santa Ana, California under a lease that expires in October 2001.

          Minimum lease commitments are as follows:
          2001                                       $   536,566
          2002                                           518,481
          2003                                           531,444
          2004                                           544,730
          2005                                           558,348
          Thereafter                                   1,914,280
                                                     -----------
          Total minimum lease payments               $ 4,603,849
                                                     ===========

          Rental expense aggregated $332,760 and $281,936 for 2000 and 1999, respectively.

     B.   EMPLOYMENT AGREEMENTS:

          On June 28, 2000, the Company entered into employment agreements with its Chief Executive Officer, Michael W. Brennan, President, Dr. Sueling Wang, Executive Vice President and Chief Financial Officer, Morris E. Van Asperen, and Vice President of Marketing and Sales Charles R. Allison. All four of the employment agreements have a 5 year term. The Company is obligated to pay Mr. Brennan and Dr. Wang annual salaries of $150,000 with a guaranteed increase of 5% per annum over the term of the agreements. The Company is obligated to pay Mr. Van Asperen an annual salary of $144,000 with a guaranteed increase of 5% over the term of his agreement. In addition to commissions earned under the Company's sales incentive program, the Company is obligated to pay Mr. Allison an annual salary of $89,250 with a guaranteed increase of 5% per annum over the term of his agreement. Each employee may terminate the agreement upon 6 months notice to the Company. The Company may terminate each employee upon 6 months notice by the Company; provided, however, that the Company is obligated to pay to the employee his annual base salary, commissions or bonuses earned, and benefits for a period of 12 months after the date of such notice.

NOTE 13.  SIGNIFICANT CUSTOMERS:

          For the year ended December 31, 2000, a reseller of imaging supplies accounted for 57% of net sales. The Company does not have a written or oral contract with this customer. All sales are made through purchase orders.

NOTE 14.  SIGNIFICANT SUPPLIERS:

          For the year ended December 31, 2000, the Company purchased 38% of its raw materials, components and supplies from one supplier in connection with sales to its largest customer. The Company also has an annually renewable Original Equipment Manufacturer ("OEM") purchase agreement under which it purchases, adds value and resells its technology to the web press market.

NOTE 15.  FINANCIAL REPORTING FOR BUSINESS SEGMENTS:

          The Company believes that its operations are in a single industry segment and involve the development and manufacture of products used in electronic printing. All of the Company's assets are domestic. The sales to unaffiliated customers by geographic region are as follows:

                                                2000         1999
                                             -----------  -----------
          Sales to Unaffiliated Customers
          United States                      $18,923,102  $ 8,665,351
          Europe                               1,133,317    1,288,424
          All Other                            1,148,016    1,237,345
                                             ----------    ----------
          Total                              $21,204,435  $11,191,120

                             ____________________



No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Color Imaging, Inc., a Selling Stockholder, or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, common stock in any jurisdiction to any person to whom, it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Color Imaging, Inc. after the date of this prospectus.


                             ____________________


                               5,410,532 SHARES


                              COLOR IMAGING, INC.

                                 COMMON STOCK

                             ____________________

                                  PROSPECTUS

                             ____________________

                               December   , 2001

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a corporation generally to indemnify any person ("indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, in a similar position with another corporation or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. With respect to actions or suits by or in the right of the corporation, however, an indemnitee who acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation is generally limited to attorneys' fees and other expenses, and no indemnification shall be made if such person is adjudged liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that indemnification is appropriate. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote of directors who were not parties to such action, suit or proceeding or
(iii) independent counsel, that indemnification of the indemnitee is proper because such has met the applicable standard of conduct. Section 145 provides that indemnification under its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Our Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted by law, any person or such person's heirs, executors and administrators who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of our company, or is or was serving at the our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, domestic or foreign, against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  The Certificate of Incorporation also provides that none of our directors will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such a director as a director other than for: (i) any breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the General Corporation Law of Delaware, or (iv) any transaction from which such director derived an improper personal benefit.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth an itemized estimate of fees and expenses payable by the registrant in connection with the offering described in this registration statement:

SEC registration fee....................................   $ 4,010

Counsel fees and expenses...............................   $75,000

Accounting fees and expenses............................   $ 1,500

Blue Sky fees and expenses..............................   $ 3,000

Printing expenses.......................................   $10,000

Miscellaneous...........................................   $ 5,000

Total...................................................   $98,510
                                                           -------
  All of the above expenses will be paid by the registrant.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

  From October 1, 2001 to December 27, 2001, we issued 962,960 Units at a price of $2.00 per unit for an aggregate of $1,925,920. Each Unit consisted of one share of common stock and one warrant to purchase one share of common stock at a price of $2.00. We also issued additional warrants at no cost to five investors to purchase a total of 1,312,880 shares of common stock at a price of $2.00. The additional warrants were issued to each investor because each had made a total investment in our securities of at least $300,000. No general forms of advertising were used in connection with the issuance of the Units. We paid a cash finder's fee to J.G. Myers & Company and Lexington Ventures, Inc. in the amount of $5,280 and $28,320, respectively. We also paid a cash finder's fee to Michael Edson, an individual, in the amount of $25,920. We also paid a finder's fee to two individuals, John G. Myers and Larry Gordon, in the form of warrants to purchase 58,951 and 70,886 shares, respectively, of our common stock at a price of $2.00 per share. The sale and issuance of the Units was exempt from the registration provisions of the Securities Act of 1933,as amended (the"Act"), pursuant to Section 4(2) thereof.

  From October 1, 2001 to December 27, 2001,previously issued warrants to purchase 2,462,500 shares of common stock were exercised via a cashless exercise resulting in the issuance of 1,104,815 shares of common stock. The issuance of the shares upon exercise of such warrants was exempt from the registration provisions of the Act pursuant to Section 4(2) thereof.

  On October 30, 2001, we issued and sold 1,000,000 shares of our common stock to one accredited investor in exchange for $2 million. The purchase price was $2.00 per share, of which $10,000 was payable in cash and $1,990,000 was payable in the form of a promissory note, payable at the earlier to occur of (i) six months after the registration statement covering the shares offered hereby is declared effective or (ii) twelve months from the date of the purchase agreement. We also agreed to issue up to 500,000 warrants to purchase our common stock to the investor in the event it resells the shares at a purchase price of at least $2 per share. These warrants are exercisable for one year at an exercise price of $2 per share. The sale and issuance of such securities was exempt from the registration provisions of the Act, as amended, pursuant to
Section 4(2) thereof.

  From July 1, 2001 to September 30, 2001, we issued and sold 150,000 Units at a price of $2.00 per unit for an aggregate of $300,000. Each Unit consisted of one share of common stock and one warrant to purchase one share of common stock at a price of $2.00. No general forms of advertising were used in connection with this issuance of the Units. No underwriters were used in connection with the issuance of the Units and no commissions were paid to any person. The sale and issuance of Units was exempt from the registration provisions of the Act pursuant to Section 4(2) thereof.

  From April 1, 2001 to June 30, 2001, previously issued warrants were exercised at a price of $2.00 per share for an aggregate of $44,362. The warrant exercise resulted in the issuance of 22,181 shares of common stock. The share issuance upon warrant exercise was exempt from the registration provisions of the Act pursuant to Section 4(2) thereof.

  From April 1, 2001 to June 30, 2001, we issued and sold 350,000 Units at a price of $2.00 per unit for an aggregate of $700,000. Each Unit consisted of one share of common stock and one warrant to purchase one share of common stock at a price of $2.00. No general forms of advertising were used in connection with this issuance of the Units. No underwriters were used in connection with the issuance of the Units and no commissions were paid to any person. The sale and issuance of Units was exempt from the registration provisions of the Act pursuant to Section 4(2) thereof.

  On June 11, 2001 we issued 10,000 shares of its common stock to one entity in partial consideration of certain services rendered. Such investor was prior to the issuances of the shares, fully informed about our company, including its business, financial affairs and other matters. The share issuance was exempt from the registration provisions of the Act pursuant to section 4(2) thereof.

  From January 1, 2001 to March 31, 2001, previously issued warrants were exercised at a price of $2.00 per share for an aggregate of $66,542. The warrant exercise resulted in the issuance of 33,271 shares of common stock. The share issuance upon warrant exercise was exempt from the registration provisions of the Act pursuant to Section 4(2) thereof.

  From January 1, 2001 to March 31, 2001, we issued 50,000 Units at a price of $2.00 per Unit for an aggregate of $100,000. Each Unit consisted of one share of common stock and one warrant to purchase once share of common stock at a price of $2.00. No general forms of advertising were used in connection with this issuance of the Units. No underwriters were used in connection with the issuance of the Units and no commissions were paid to any person. The sale and issuance of Units was exempt from the registration provisions of the Act pursuant to
Section 4(2) thereof.

  From October 22, 2000 to December 31, 2000, we issued and sold 444,750 Units, priced at $2.00 per Unit, for a total of $889,500. Each Unit consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $2.00. No underwriting discounts or commissions were paid to any person. The sale and issuance of such Units was exempt from the registration provisions of the Act pursuant to Section 4(2) thereof.

  In June 2000, we issued, in connection with the merger agreement, warrants to purchase 271,719 shares of our common stock at an exercise price of $2.70 per share in exchange for warrants to purchase 147,000 shares of Logical Imaging Solutions, Inc. common stock at an exercise price of $5.00. The issuance of such warrants was exempt from the registration provisions of the Act pursuant to
Section 4(2) thereof.

  In June 2000, Color Imaging, Inc. (formerly known as Advatex Associates, Inc.) entered into a merger agreement and plan of reorganization whereby it acquired
two wholly owned subsidiaries.   In connection with the merger agreement, we
issued 3,000,000 shares of our common stock to the stockholders of Color Image, Inc. in exchange for 200,000 shares of Color Image common stock and 3,000,000 shares of our common stock to the stockholders of Logical Imaging Solutions, Inc. in exchange for 1,622,999 shares of common stock of Logical Imaging Solutions, Inc. The issuance of our common stock in connection with these transactions was exempt from the registration provisions of the Act pursuant to
Section 4(2) thereof.

ITEM 27.  EXHIBITS

Exhibit No.    Description
-----------    -----------

2.1** Merger Agreement and Plan of Reorganization dated May 16, 2000, by and between Advatex Associates, Inc., Logical Acquisition Corp., Color Acquisition Corp., Logical Imaging Solutions, Inc., and Color Image, Inc.

2.2** Amendment No. 1 to the Merger Agreement and Plan of Reorganization dated June 15, 2000.

2.3** Amendment No. 2 to the Merger Agreement and Plan of Reorganization dated June 26, 2000.

3.1*           Certificate of Incorporation, as amended

3.2*           Bylaws

4.1 Stock Purchase Agreement between the Company and Wall Street Consulting Corp. dated October 30, 2001

4.2            Promissory Note of Wall Street Consulting Corp. dated October 30,
               2001

4.3            Form of Warrant issued to Selling Stockholders

4.4 Loan and Security Agreement between the Company and Southtrust Bank dated May 5, 2000

4.5 Amendment of Loan Documents between the Company and SouthTrust Bank dated August 30, 2000

4.6 Second Amendment of Loan Documents between the Company and SouthTrust Bank dated November 30, 2000

4.7 Third Amendment of Loan Documents between the Company and SouthTrust Bank dated June 30, 2001

4.8 Fourth Amendment of Loan Documents between the Company and SouthTrust Bank dated November 1, 2001

4.9 $500,000 Line of Credit Promissory Note issued to Southtrust Bank dated May 5, 2000

4.10 $500,000 Amended and Restated Line of Credit Promissory Note issued to Southtrust Bank dated August 30, 2000

4.11           $500,000 Revolving Note Modification Agreement dated November
               30, 2000

4.12           $500,000 Second Revolving Note Modification Agreement dated July
               5, 2001

4.13 $1,500,000 Revolving Note between the Company and SouthTrust Bank dated June 24, 1999

4.14 $1,500,000 Revolving Note Modification Agreement between the Company and SouthTrust Bank dated May 5, 2000

4.15 $1,500,000 Second Revolving Note Modification Agreement between the Company and SouthTrust Bank dated August 30, 2000

4.16 $1,500,000 Third Revolving Note Modification Agreement between the Company and SouthTrust Bank dated November 30, 2000

4.17 $1,500,000 Fourth Revolving Note Modification Agreement between the Company and SouthTrust Bank dated July 5, 2001

4.18 $1,752,000 Installment Note between the Company and SouthTrust Bank dated June 24, 1999

4.19 $1,752,000 Term Loan Documents Modification Agreement between the Company and SouthTrust Bank dated August 30, 2000

4.20 Development Authority of Gwinnett County, Georgia Industrial Development Trust Indenture dated June 1, 1999

4.21 Loan Agreement between the Company, Kings Brothers LLC and the Development Authority of Gwinnett County, Georgia dated June 1, 1999

4.22 Master Security Agreement between the Company and General Electric Capital Corporation dated November 30, 2000

4.23 Promissory Note issued to General Electric Capital Corporation dated November 30, 2000

5              Opinion of Richman, Mann, Chizever, Phillips & Duboff

10.1 Employment Agreement between the Company and Michael W. Brennan dated June 28, 2000

10.2 Employment Agreement between the Company and Dr. Sueling Wang dated June 28, 2000

10.3 Employment Agreement between the Company and Morris E. Van Asperen dated June 28, 2000

10.4 Employment Agreement between the Company and Charles R. Allison dated June 30, 2000

10.5 Lease Agreement between the Company and Kings Brothers LLC dated April 1, 1999

10.6 Amendment No. 1 to Lease Agreement between the Company and Kings Brothers LLC dated April 1, 1999

21.1           Logical Imaging Solutions, Inc., a California corporation

23.1 Consent of Richman, Mann, Chizever, Phillips & Duboff. (included in Exhibit 5)

23.2           Consent of Lazar Levine & Felix LLP

* Incorporated by Reference from the Company's Form 10-KSB dated March 30, 2001

** Incorporated by reference from the Company's Form 8-K dated July 17, 2000


ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 10th day of December, 2001.


                                        Color Imaging, Inc.


                                        By: /s/ Michael W. Brennan
                                            -----------------------------------
                                            Michael W. Brennan, Chief Executive
                                            Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints each of Michael Brennan and Morris Van Asperen his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any related Registration Statement filed pursuant to Rule 462(b) of the rules adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes he might or could do in person, hereby ratifying and conforming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                            Title                        Date
               ---------                            -----                        ----
       /s/ MICHAEL W. BRENNAN            Chairman of the Board and Chief      December 10, 2001
------------------------------------
           Michael W. Brennan            Executive Officer (Principal
                                         Executive Officer)

       /s/ SUELING WANG, Ph.d            President, Chief Operating Officer   December 10, 2001
------------------------------------
           Sueling Wang, Ph.D            and Vice-Chairman of the Board

       /s/ MORRIS E. VAN ASPEREN         Executive Vice President, Chief      December 10, 2001
------------------------------------     Financial Officer (Principal
           Morris E. Van Asperen         Financial and Accounting Officer),
                                         Secretary and Director


       /s/ CHARLES R. ALLISON            Vice President and Director          December 10, 2001
------------------------------------
           Charles R. Allison

       /s/ EDWIN C. ST. AMOUR            Director                             December 10, 2001
------------------------------------
           Edwin C. St. Amour


       /s/ ROBERT L. LANGSAM             Director                             December 10, 2001
------------------------------------
           Robert L. Langsam

         /s/ JUI-CHI WANG                       Director            December 10, 2001
----------------------------------------
             Jui-Chi Wang


         /s/ J. T. LIN PH.D                     Director            December 10, 2001
----------------------------------------
             J.T. Lin PhD


         /s/ JUI-KUNG WANG                      Director            December 10, 2001
----------------------------------------
             Jui-Kung Wang

         /s/ JUI-HUNG WANG                      Director            December 10, 2001
----------------------------------------
             Jui-Hung Wang


         /s/ VICTOR A. HOLLANDER                Director            December 10, 2001
----------------------------------------
             Victor A. Hollander